SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Filing by:
TLC VISION CORPORATION

(Name of Registrant as Specified In Its Charter)
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NOTICE OF 2009 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2009
TLC VISION CORPORATION MANAGEMENT INFORMATION CIRCULAR
FORWARD-LOOKING STATEMENTS
EXCHANGE RATE DATA
GENERAL PROXY INFORMATION
BUSINESS TO BE CONDUCTED AT THE MEETING
EXECUTIVE OFFICERS
INFORMATION ON EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
AUDIT COMMITTEE REPORT
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
INDEBTEDNESS OF DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
ANNUAL INFORMATION
OTHER BUSINESS
DIRECTORS’ APPROVAL

TLC VISION CORPORATION

NOTICE OF 2009 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2009

NOTICE IS HEREBY GIVEN THAT the 2009 annual and special meeting of the shareholders of TLC Vision Corporation (the “Company”) will be held on June 19, 2009 at 10:00 a.m. Eastern Time at the offices of Torys LLP, 79 Wellington Street West, 33rd Floor, Toronto, Ontario, for the following purposes:

1. To elect seven directors for the ensuing year;

2. To approve amending and restating the TLC Vision Corporation Amended and Restated Share Option Plan in its entirety as the TLC Vision Corporation 2009 Long-Term Incentive Plan;

3. To approve a one-time option exchange program for employees other than directors and executive officers;

4. To approve the amendment of the TLC Vision Corporation Amended and Restated Share Option Plan (as the same may be amended and restated as the TLC Vision Corporation 2009 Long-Term Incentive Plan) to increase the aggregate number of common shares reserved for issuance under such plan by 1,000,000 shares to 10,116,000 shares, but only if item 3 above is not approved by the shareholders;

5. To appoint Ernst & Young LLP as auditors of the Company for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

6. To receive the consolidated financial statements of the Company for the fiscal year ended December 31, 2008, together with the report of the auditors thereon; and

7. To transact such further business as may properly come before the annual and special meeting or any adjournment thereof.

The full text of the resolutions approving items 2, 3 and 4 is contained in Appendix A to the accompanying management information circular.

The Board of Directors has fixed the close of business on May 4, 2009 as the record date for determining the Company’s shareholders entitled to notice of and to vote at the annual and special meeting.

Management of the Company is soliciting the enclosed form of proxy. Please refer to the accompanying management information circular for further information with respect to the business to be transacted at the annual and special meeting. The management information circular is deemed to be incorporated by reference in and to form part of this notice.

By Order of the Board of Directors

Brian L. Andrew
General Counsel and Secretary
April 30, 2009

Whether or not you expect to attend the annual and special meeting, please exercise your right to vote either by (a) signing and returning the form of proxy to CIBC Mellon Trust Company, Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1, so as to arrive not later than 5:00 p.m. (Eastern Time) on June 17, 2009 or, if the meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned meeting or (b) by completing the request for voting instructions in accordance with the directions provided. If you execute a proxy card, you may still attend the annual and special meeting, revoke your proxy and vote your shares in person. However, attending the annual and special meeting in person will not revoke your proxy unless you follow the procedures explained under “General Proxy Information — Revocation of Proxies” in the accompanying management information circular.

TLC VISION CORPORATION

MANAGEMENT INFORMATION CIRCULAR

The information contained in this management information circular is given as at April 30, 2009, except where otherwise noted. This management information circular is first being sent or given to shareholders on or about May 15, 2009. All references to “$” shall mean U.S. dollars and all references to “Cdn$” shall mean Canadian dollars.

Unless the context requires otherwise, the “Company”, “TLCVision”, “we,” “our,” and “us,” refer to TLC Vision Corporation.

FORWARD-LOOKING STATEMENTS

This management information circular contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, Section 21E of the U.S. Securities Exchange Act of 1934 and Canadian provincial securities laws, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, “intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. We caution that all forward-looking information is inherently uncertain and that actual results may differ materially from the assumptions, estimates or expectations reflected in the forward-looking information. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including but not limited to our ability to continue as a going concern, economic conditions, the delisting of our common shares, accumulation of deficits, the level of competitive intensity for laser vision correction, the market acceptance of laser vision correction, concerns about potential side effects and long term effects of laser vision correction, the ability to maintain agreements with doctors on satisfactory terms, quarterly fluctuation of operating results that make financial forecasting difficult, the volatility of the market price of our common shares, the ability to execute business strategies, profitability of investments, successful execution of our direct-to-consumer marketing programs, the ability to open new centers, the ability to implement and integrate new operations and facilities, the ability to balance demand for refractive surgery with operating costs, the reliance on key personnel, medical malpractice claims and the ability to maintain adequate insurance therefore, claims for federal, state and local taxes, compliance with industry regulation, compliance with U.S. and Canadian healthcare regulations, and disputes regarding intellectual property, many of which are beyond our control.

Forward-looking information is based on current expectations and various factors and assumptions applied which we believed to be reasonable at the time, including but not limited to general economic and industry growth rates, pricing levels and competitive intensity, procedure growth, technology deployment, equipment costs, and industry structure and stability.

Therefore, should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering any such forward-looking information herein and to not place undue reliance on such statements and assumptions. We are under no obligation (and we expressly disclaim any such obligation) to update or alter any forward-looking statements or assumptions whether as a result of new information, future events or otherwise, except as required by applicable law.

You should refer to our reports filed with the Canadian provincial securities regulators and the U.S. Securities and Exchange Commission (the “SEC”) from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward-looking statements.

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars:

	Year Ended December 31,
	2006	2007	2008

Low	0.8528	0.8437	0.7711
High	0.9099	1.0905	1.0289
Period End	0.8581	1.0220	0.8166
Average	0.8820	0.9345	0.9381

On April 29, 2009, the noon rate was US$0.8328 = Cdn$1.00.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The information contained in this management information circular, which is a proxy statement under U.S. securities law, is furnished in connection with the solicitation of proxies to be used at the annual and special meeting of shareholders of TLC Vision Corporation to be held on Friday, June 19, 2009 at 10:00 a.m. Eastern Time at the offices of Torys LLP, 79 Wellington Street West, 33rd Floor, Toronto, Ontario, and at all adjournments of the meeting, for the purposes set forth in the accompanying notice of meeting. It is expected that the solicitation will be made primarily by mail. We have retained Kingsdale Shareholder Services Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of Cdn$24,000 plus customary out-of-pocket expenses. Our directors and officers may also solicit proxies personally. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals. The solicitation of proxies by this management information circular is being made by or on behalf of the Company’s management and the total cost of the solicitation will be borne by the Company.

Appointment of Proxies

If you are a registered owner of common shares, you may vote in person at the meeting or you may appoint another person to represent you as proxyholder and vote your shares at the meeting. If you wish to attend the meeting and vote in person, do not complete or return the enclosed form of proxy or any other form of proxy sent to you because you will vote in person at the meeting. Please register with the transfer agent, CIBC Mellon Trust Company, when you arrive at the meeting.

The persons named in the enclosed form of proxy are representatives of the Company’s management and are directors or officers of the Company. A shareholder who wishes to appoint some other person, who need not be a shareholder of the Company, to represent such shareholder at the meeting may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy.

To be valid, proxies must be deposited with the Secretary of the Company, c/o CIBC Mellon Trust Company, Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1, not later than 5:00 p.m. (Eastern Time) on June 17, 2009 or, if the meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned meeting.

Our international office is located at 5280 Solar Drive, Mississauga, Ontario, L4W 5M8 and our U.S. headquarters are located at 16305 Swingley Ridge Rd., Ste. 300, Chesterfield, MO 63017. Our registered office is located at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Station “A”, Saint John, New Brunswick, E2L 4S6.

Non-Registered Shareholders

Only our registered shareholders, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, the Company’s shares beneficially owned by a holder (“Non-Registered Holder”) are registered either:

•	in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, IRAs and similar plans; or

•	in the name of a depository (such as CDS Clearing and Depositary Services Inc. in Canada or The Depository Trust Company in the United States) of which the intermediary is a participant.

In accordance with Canadian securities law, we have distributed copies of the notice of meeting, this management information circular, the form of proxy and the annual report for the fiscal year ended December 31, 2008 (collectively, the “meeting materials”) to the depositories and intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless, in the case of Canadian Non-Registered Holders, a Non-Registered Holder has waived the right to receive them. Typically, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc. (“Broadridge”)) to forward the meeting materials to Non-Registered Holders.

Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

A. Voting Instruction Form.  In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms sent by Broadridge permit the completion of the voting instruction form by telephone or through the Internet at www.proxyvotecanada.com. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

or

B. Form of Proxy.  Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Company as described above under “Appointment of Proxies.” If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their intermediaries promptly if they need assistance.

Revocation of Proxies

A registered shareholder who has given a proxy may revoke the proxy by:

•	completing and signing a proxy bearing a later date and depositing it with the Secretary of the Company as described above; or

•	depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at our registered office at any time up to and including the last business day preceding the day of the meeting, or any adjournment of the meeting, at which the proxy is to be used, or (ii) with the chairman of the meeting on the day of the meeting or any adjournment of the meeting; or

•	in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an intermediary at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the intermediary at least seven days prior to the meeting.

Voting of Proxies

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares for which they are appointed as proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives FOR each of the resolutions as indicated in the discussion of each resolution below.

The scrutineers appointed for the meeting will tabulate votes cast by proxy or in person at the meeting. The scrutineers at the meeting will include common shares that are present and entitled to vote but that abstain or are withheld from voting on a particular matter for purposes of determining the presence of a quorum but not for purposes of determining whether the required vote has been received for a particular matter. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter and has not received instructions from the beneficial owner, such shares will not be considered for purposes of determining the presence of a quorum or for the purposes of determining whether the required vote has been received.

The form of proxy confers discretionary voting authority on those persons designated in the proxy with respect to amendments or variations to the resolutions identified in the notice of the meeting and with respect to other matters that may properly come before the meeting. Our management knows of no such amendment, variation or other matter to come before the meeting as of the date of this management information circular. However, if such amendments or variations or other matters properly come before the meeting, the management representatives designated in the form of proxy will vote the common shares represented thereby in accordance with their best judgment.

Voting Shares and Record Date

On April 29, 2009, we had outstanding 50,565,219 common shares. Each holder of common shares of record at the close of business on May 4, 2009, the record date established for notice of the meeting, will, except as otherwise described, be entitled to one vote for each common share held on all matters proposed to come before the meeting or any adjournment thereof, except to the extent that the holder has transferred any common shares after the record date and the transferee of such shares establishes ownership of them and demands, not later than the close of business 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, in which case the transferee will be entitled to vote such shares.

A quorum for the shareholder meeting will consist of at least two persons present in person and each entitled to vote at the meeting and holding at least 33 1/3% of our outstanding common shares.

Votes Required

Election of Directors

Each of our shareholders entitled to vote at an election of directors has cumulative voting rights. Such rights entitle a shareholder to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected. Seven directors are to be elected at the meeting. The shareholder may cast all such votes in favour of one candidate for director or distribute them among the candidates in any manner. The seven nominees who receive the greatest number of votes cast in person or by proxy for the election of directors will be elected as directors. See “Business to be Conducted at the Meeting — Election of Directors — Cumulative Voting.” Abstentions will have no effect on the election of directors.

Approval of the Amended and Restated Long-Term Incentive Plan

The affirmative vote of the majority of the votes cast at the meeting in person or by proxy is required to approve the Company’s Amended and Restated Long-Term Incentive Plan. See “Business to be Conducted at the Meeting — Approval of Amended and Restated Long-Term Incentive Plan.” Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have an effect on the result of the vote.

Approval of the One-Time Stock Option Exchange Program

The affirmative vote of the majority of the votes cast at the meeting in person or by proxy is required to approve the Company’s proposed one-time stock option exchange program for employees other than directors and executive officers. See “Business to be Conducted at the Meeting — Approval of the One-Time Stock Option Exchange Program.” Abstentions will have no effect on the vote to approve the stock option exchange program. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have an effect on the result of the vote.

Approval of Increase in Number of Shares Reserved for Amended and Restated Option Plan (as the same may be amended and restated as the Amended and Restated Long-Term Incentive Plan)

The affirmative vote of the majority of the votes cast at the meeting in person or by proxy is required to approve the increase in the number of shares reserved for the Amended and Restated Option Plan (as the same may be amended and restated as the Amended and Restated Long-Term Incentive Plan) if the Company’s shareholders do not approve the proposed one-time stock option exchange program for employees. See “Business to be Conducted at the Meeting — Approval of Increase in Number of Shares Reserved for Existing Option Plan (as the same may be amended and restated as the Amended and Restated Long-Term Incentive Plan).” Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have an effect on the result of the vote.

Appointment of Auditors

The affirmative vote of the majority of the votes cast at the meeting in person or by proxy is required to appoint Ernst & Young LLP as our auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have an effect on the result of the vote.

Additional Solicitation

If there are not enough votes to approve any proposals at the meeting, the shareholders who are represented in person or by proxy may adjourn the meeting to permit further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies. Those proxies voted against any proposal for which an adjournment is sought will be voted against such adjournment. Abstentions and broker non-votes will not have an effect on the result of the vote. Also, a shareholder vote may be taken on one or more proposals in this management information circular prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

BUSINESS TO BE CONDUCTED AT THE MEETING

Election of Directors

Our articles of continuance currently set the size of our board of directors at a minimum of one director and a maximum of fifteen directors. Presently, the board of directors consists of six directors following the resignation of James C. Wachtman, our former President and Chief Executive Officer, on April 23, 2009. Our board of directors has determined that a total of seven directors should be elected at the meeting. The table below sets out the name and place of residence of each of the individuals who is nominated by management of the Company for election as a director of the Company to hold office until the next annual meeting of our shareholders or until his successor is elected or appointed. The table also sets out the age of the nominee, the position with the Company that each nominee presently holds, the principal occupation of each nominee and the date on which each nominee was first elected or appointed as a director. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for the number of our common shares that are beneficially owned, directly or indirectly, or over which control or direction is exercised by each nominee. Information on each nominee’s business experience during the past five years is included following the table. Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The members of such committees are indicated in the table below.

			Principal	Director of the
Name and Place of Residence	Age	Position with the Company	Occupation	Company since

Michael D. DePaolis, O.D. New York, U.S.A.	52	Director(2*)(3)	Optometrist	June 2005
Jay T. Holmes Florida, U.S.A.	66	Director(1)(3)	Attorney and Business Consultant	June 2008
Gary F. Jonas(4) Maryland, U.S.A.	64	Nominee for Director	Business Consultant	Nominee for Director
Olden C. Lee Texas, U.S.A.	67	Director(1)(2)	Management Consultant	June 2008
Richard L. Lindstrom, M.D. Minnesota, U.S.A.	61	Director and Chief Medical Officer	Ophthalmologist	May 2002
Warren S. Rustand(4) Arizona, U.S.A.	66	Director(2)(3*)	Management Consultant	October 1997
Toby S. Wilt Tennessee, U.S.A.	64	Director(1*)(3)	Corporate Director	January 2004

(1)	Member of the Compensation Committee, * — Chairman

(2)	Member of the Corporate Governance and Nominating Committee, * — Chairman

(3)	Member of the Audit Committee, * — Chairman

(4)	Mr. Rustand was a director and Chairman and Mr. Jonas was a director and CEO of Medical Body Sculpting Inc., a company which operates two centers offering non-surgical fat removal. A receiver was appointed with respect to the assets of that company in December 2007.

Each of management’s nominees for director has consented to serve as a nominee and as a director of TLCVision if elected and has consented to being named in this management information circular.

Set forth below is biographical information relating to management’s nominees for election to the board of directors of the Company.

Michael D. DePaolis, O.D. has been a director of the Company since June 2005. He has been engaged in the private practice of optometry and is co-founder and President of Visionary Eye Associates, a professional optometric practice since 1995. He is a member of the American Academy of Optometry, Fellow of the American Academy of Optometry and has been Chief Optometric Editor of Primary Care Optometry News since 1995.

Dr. DePaolis is Adjunct Clinical Associate of Ophthalmology at the University of Rochester School of Medicine & Dentistry and has also served on the editorial review boards of Contact Lens Spectrum, Optometry, Eye & Contact Lens, Review of Optometry and Refractive Eye Care.

Jay T. Holmes has been a director of the Company since June 2008. He has been self-employed as an attorney and business consultant since mid-1996. From 1981 to 1996 Mr. Holmes held several senior management positions at Bausch & Lomb, Inc., retiring as Executive Vice President and Chief Administrative Officer. Bausch & Lomb is a global company engaged in the eye care business. Mr. Holmes served on the board of directors of Bausch & Lomb from 1986 to 1996. Mr. Holmes serves presently, and has served, on the boards of directors of a number of other eye care related companies, including Visx, Inc. from 1998 to 2005, IntraLase, Inc. from 2005 to 2007, OccuLogix, Inc. from 2005 to 2008, and ReVision Optics, Inc. from 2007 to date.

Gary F. Jonas has been a consultant to the board since June 2008. He has been CEO of Strategic Planning Advisors since 2002, while serving as a board member and CEO for several companies involved in aesthetic health services. He was a co-founder and CEO of 20/20 Laser Centers from 1993 until its sale to the Company in 1997. From 1997 until 2000 he was the Company’s executive vice president for strategic growth. During that period he served on its board of directors and also, on behalf of the Company, he served on the board of LaserSight. He has served on the boards of over a dozen for-profit and non-profit organizations. He is member of the adjunct faculty of the Carey Business School of Johns Hopkins University where he teaches courses in business strategy.

Olden C. Lee has been a director of the Company since June 2008. He currently serves on the board of directors of and is a consultant to Starbucks Coffee Company, a specialty coffee company. Mr. Lee is also the Principal of Lee Management Consulting Company, a management consulting company founded by Mr. Lee. Mr. Lee worked with PepsiCo, Inc., a leading global snack and beverage company, for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee retired from PepsiCo in 1998. Mr. Lee also serves on the Executive Committee of the advisory board of the Business School of the University of Arizona.

Richard L. Lindstrom, M.D. has been a director of the Company since May 2002 and, prior to that, a director of Laser Vision Centers, Inc. (“LaserVision”) since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is the Founder, Partner and Attending Surgeon of Minnesota Eye Consultants P.A., a provider of eye care services, or its predecessor since 1989. In 1989, Dr. Lindstrom founded the Phillips Eye Institute Center for Teaching & Research, an ophthalmic research and surgical skill education facility. He is past president of the International Society of Refractive Surgery and the American Society of Cataract and Refractive Surgery. Dr. Lindstrom has served as an Associate Director of the Minnesota Lions Eye Bank since 1987. He is a medical advisor for several medical device and pharmaceutical manufacturers and sits on the boards of OccuLogix and Acufocus, Inc.

Warren S. Rustand has been a director of the Company since October 1997. Since October 2001, Mr. Rustand has been Managing Partner of SCCapital Partners, a Newport Beach, California investment banking firm and Chairman and Chief Executive Officer of Summit Capital Consulting. He is also the lead outside director of Providence Service Corporation, a public company that provides counselors and mental health providers to government agencies, and is also a director of MedPro Safety Products, Inc., a public company that manufactures medical devices. Mr. Rustand was the Chairman and Chief Executive Officer of Rural/Metro Corporation, a U.S. public company providing ambulance and fire protection services from 1996 to August 1998. Mr. Rustand was a director of LucasVarity, PLC, a multi-billion dollar public company that manufactures aerospace and automobile parts.

Toby S. Wilt has been a director of the Company since January 2004. A Certified Public Accountant (non-practicing), Mr. Wilt is currently the Chairman of privately held Christie Cookie Company, a manufacturer and distributor of baked food products. His past directorships include C&S Sovran, a southeastern bank holding company, Genesco, Inc., a manufacturer and retailer of footwear and apparel, Titan Holdings, an insurance company, and First American Corporation, a regional bank holding company. As recently as 2007, Mr. Wilt was a director of 1st Source Corporation, a financial institution in South Bend, Indiana that provides consumer and commercial banking services and a director of Outback Steakhouse, Inc., a restaurant chain.

Cumulative Voting

The Business Corporations Act (New Brunswick) provides that each of our shareholders entitled to vote at an election of directors has cumulative voting rights. Such rights entitle a shareholder to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected. The shareholder may cast all such votes in favour of one candidate for director or distribute them among the candidates in any manner. If a shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among the candidates, the shareholder shall be deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted, disregarding fractions. The seven nominees who receive the greatest number of votes cast for the election of directors will be elected as directors. If a shareholder wishes to distribute the shareholder’s votes other than equally among the nominees for whom the shareholder has directed the proxy representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy.

Management of the Company does not contemplate that any of the proposed nominees will be unable to serve as a director, but, if that should occur for any reason prior to the meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion unless a shareholder has specified in his or her proxy that his or her common shares are to be withheld from voting in the election of directors.

The management representatives designated in the enclosed form of proxy intend to cast the votes to which the common shares represented by such proxy are entitled equally among the proposed nominees for election as directors for whom the shareholder has voted, unless the shareholder who has given such proxy has directed that such shares be withheld from voting in the election of directors.

Our board of directors unanimously recommends a vote FOR the election of the individuals named above as directors.

Approval of the Amended and Restated Long-Term Incentive Plan

Our board of directors has unanimously approved, subject to shareholder approval, that the TLC Vision Corporation Amended and Restated Share Option Plan (the “Existing Option Plan”) be amended and restated in its entirety effective April 30, 2009 as the TLC Vision Corporation 2009 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The full text of the resolution approving the Long-Term Incentive Plan appears as Resolution No. 1 in Appendix A to this management information circular.

Our board of directors took the following into consideration when approving the amendment and restatement of the Existing Option Plan as the Long-Term Incentive Plan:

•	awards under the Long-Term Incentive Plan will be used, through vesting and transfer restrictions, to retain our key employees and to align their interests with the interests of our shareholders;

•	the Long-Term Incentive Plan will assist us to attract, retain and motivate highly qualified individuals; and

•	the board will have the flexibility to make different types of equity awards and so can design compensation arrangements to maximize retention, motivation and alignment of management’s interests with shareholders.

Interests of Directors and Executive Officers

Each of our directors and nominee directors named under “Business to be Conducted at the Meeting — Election of Directors” and each of our executive officers named under “Executive Officers” will be eligible for awards under the Long-Term Incentive Plan, and accordingly, has an interest in the Long-Term Incentive Plan amendment becoming approved.

Description of Long-Term Incentive Plan

The following is a general description of the material features of the Long-Term Incentive Plan. This description is qualified in its entirety by reference to the actual text of the Long-Term Incentive Plan, which is attached to this management information circular as Appendix B. Capitalized terms not expressly defined in this description shall have the meanings given to them in the Long-Term Incentive Plan.

Purpose

The purposes of the Long-Term Incentive Plan are to promote our long-term success and to increase shareholder value by providing participants with incentives to contribute to the long-term growth and profitability of the Company and to assist the Company to attract, retain and motivate highly qualified individuals in a position to make significant contributions.

Administration

The Long-Term Incentive Plan will be administered by our board of directors or a committee of the board of directors appointed by the board of directors for this purpose and consisting of not less than three directors. It is intended that our Compensation Committee will be designated by our board of directors to administer the Long-Term Incentive Plan.

The board of directors may, subject to stock exchange requirements, select participants; make awards; determine the number of common shares subject to each award; determine the terms and conditions of each award (including those related to transferability, vesting, forfeiture and exercisability and the effect of a participant’s termination of employment); adjust the terms of an award to comply with the laws, regulations or rules of any applicable jurisdiction or stock exchange; amend the terms and conditions of an award; specify and approve the provisions of award documents; construe and interpret any award document; adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Long-Term Incentive Plan; and make all other determinations necessary or advisable for the implementation and administration of the Long-Term Incentive Plan.

Authorized Shares and Limitations on Awards

The Long-Term Incentive Plan authorizes our board of directors to issue compensatory awards of our common shares and awards that are denominated in and/or may be settled by delivery of our common shares. Subject to adjustments as described below, under the Long Term Incentive Plan, as is the case currently under the Existing Option Plan, our board of directors is authorized to issue awards on our underlying common shares which do not in the aggregate exceed 9,116,000 common shares (the “Plan Limit”). As of April 28, 2009, options to acquire approximately 4,775,000 common shares, which represent 9% of the Company’s issued and outstanding common shares, remained outstanding and unexercised under such plan and approximately 301,000 common shares, which represent approximately 1% of the Company’s issued and outstanding common shares, remained available for future option grants under such plan. If the Company’s shareholders do not approve the proposed one-time stock exchange program for employees other than directors and executive officers, shareholders will be asked to approve an amendment to the Long Term Incentive Plan to increase the Plan Limit by 1,000,000 shares to 10,116,000 shares. See the discussion under the heading “Approval of Increase in the Number of Shares Reserved for Existing Option Plan (as the same may be amended and restated as the Long-Term Incentive Plan)”.

For purposes of determining the number of common shares that remain available for issuance under the Long-Term Incentive Plan, there shall be added back to the Plan Limit and again be available for future awards the number of shares tendered by a participant or withheld by the Company to pay the exercise price of an award or to satisfy a participant’s tax withholding obligations under the Long-Term Incentive Plan, and the number of common shares corresponding to awards under the Long-Term Incentive Plan that are forfeited or cancelled or otherwise expire for any reason without being exercised or settled or that are settled through the issuance of consideration other than common shares.

Individual Limitations.  Subject to adjustment as described below, the maximum number of common shares that may be issued pursuant to options or stock appreciation rights granted to any non-executive director, other than the Chairman of our board of directors, may not exceed 15,000 shares in any calendar year and the maximum number of common shares that may be issued pursuant to options or stock appreciation rights granted to the Chairman of our board of directors may not exceed 60,000 shares in any calendar year. The maximum number of common shares that may be issued pursuant to options and stock appreciation rights under the Long Term Incentive Plan and all other security based compensation arrangements granted to any individual in a calendar year may not exceed 5% of our outstanding common shares. The maximum amount of awards other than options and stock appreciation rights that may be awarded to an individual in any calendar year is the lesser of $5,000,000 measured as of the date of grant (with respect to awards denominated in cash) or 5% of our outstanding common shares, on a non-diluted basis and measured as of the date of grant (with respect to awards denominated in common shares). The maximum number of common shares that may be issued pursuant to restricted shares, restricted stock units, performance shares, performance stock units or other awards may not exceed 500,000 common shares. No more than 10% of the Company’s total issued and outstanding common shares may be issued to insiders of the Company within any one year period or be issuable to insiders at any time under the Long-Term Incentive Plan and all of the Company’s other security based compensation arrangements. “Insider” and “security based compensation arrangement” have the meanings attributed thereto in the Company Manual of the Toronto Stock Exchange (“TSX”).

If there is any change in the number of our outstanding common shares by reason of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common shares at a price substantially below fair market value, or any other corporate event or distribution of stock or property of the Company affecting the common shares, our board of directors will make, subject to any required approval of any relevant stock exchange or other applicable authority, in any manner deemed necessary, an equitable adjustment in (i) the number and kind of common shares authorized for issuance under the Long-Term Incentive Plan, (ii) the number and kind of common shares subject to outstanding awards granted under the Long-Term Incentive Plan, (iii) the exercise price per common share under any outstanding award of options, and (iv) the limits described above on the number of common shares available for grant to individuals per calendar year.

Eligibility and Types of Awards.

The Long-Term Incentive Plan authorizes the grant of options, restricted shares, restricted stock units, stock appreciation rights, performance cash awards, performance stock awards and performance stock units. Awards may be granted by the board of directors to individuals who are directors, officers, employees or consultants of the Company or any of its affiliates. Our board of directors has no obligation to grant any award or to designate an individual as a participant.

Options

Our board of directors may grant options under the Long-Term Incentive Plan that entitle a participant, as specified in an award document, to purchase a specified number of shares during a specified time at a price fixed by the board on the date of grant which may not be less than the fair market value of a common share on the date of the grant. An option shall become exercisable after or at the time such option becomes vested as determined by the board of directors. An option shall be exercisable during such period(s) and on such terms as shall be determined by the board of directors provided that options must expire not later than ten years after the date of grant (subject to extension of the term of options which would otherwise expire during a blackout). An option which is not exercised shall expire without any payment to the participant.

Exercise of Options.  Under the Long-Term Incentive Plan, subject to the terms of the award, the exercise price of an option can be paid in (i) cash or cash equivalents, (ii) subject to limitations imposed by the Company from time to time to ensure compliance with applicable laws, by actual delivery or attestation to ownership of freely transferable common shares already owned by the participant exercising the option and having a fair market value equal in value to the exercise price, (iii) a combination of (i) and (ii), (iv) through net share settlement or similar procedure involving the withholding of common shares subject to the option with a value equal to the exercise price or (v) by other means that the board of directors may authorize. Our board of directors may also establish procedures pursuant to which an option may be exercised through a “cashless exercise” procedure involving a broker or dealer approved by the board of directors, that affords participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the option in order to generate sufficient cash to pay the option exercise price and/or to satisfy the minimum required withholding tax obligations related to the option.

Treatment of Options Upon Termination of Employment.  Except as otherwise specified in an award document (or a participant’s written employment agreement with the employer), upon termination of a participant’s employment with the Company without cause, or by the participant for good reason, within a period of one year following a change in control, all options outstanding as of the effective date of the change of control become fully vested and immediately exercisable.

The provisions governing the disposition of options in the event of a participant’s termination of employment for any other reason are as specified by the board of directors at the time of grant of an award and in the award document. Subject to applicable law, in connection with a participant’s termination of employment, the board of directors has the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of outstanding options but not beyond the original term of the award.

No Repricing of Options.  Except for adjustments for certain corporate events as described above in “— Authorized Shares and Limitations on Awards,” the Long-Term Incentive Plan expressly prohibits, except with the prior approval of the Company’s shareholders: (i) an option from being granted in substitution for a previously granted option being cancelled or surrendered as a condition of receiving a new award, if the new award would have a lower exercise price than the award it replaces, and (ii) the reduction of the exercise price of an option once the option is granted.

Stock Appreciation Rights

The board of directors may grant stock appreciation rights under the Long-Term Incentive Plan that entitle a participant to receive, as specified in an award document, an amount equal to the excess, if any, of the fair market value on the exercise date over the exercise price for the number of common shares for which the stock appreciation right is exercised (the “In the Money Amount”). The exercise price shall be set by the board of directors on the date of grant and may not be less than the fair market value of a common share on the date of the grant. Payments to a participant on the exercise of a stock appreciation right may be made in cash or common shares having an aggregate fair market value as of the date of exercise equal to the In the Money Amount. The term of a stock appreciation right shall not exceed ten years.

Stock appreciation rights may also be granted in tandem with options at the same time as the option or at a later date. A stock appreciation right granted in tandem with an option shall cover the same number of common shares as the option and shall be exercisable only at the same time or times and to the same extent, and shall have the same term, as the option. The exercise price of a stock appreciation right granted in tandem with an option shall equal the exercise price of the option. Upon exercise of a stock appreciation right granted in tandem with an option, the option shall be cancelled automatically to the extent of the number of common shares covered by the stock appreciation right exercised. Upon exercise of an option granted in tandem with a stock appreciation right, the stock appreciation right shall be cancelled automatically to the extent of the number of common shares covered by the option exercised.

Treatment of Stock Appreciation Rights Upon Termination of Employment.  Except as otherwise specified in an award document (or a participant’s written employment agreement with the employer), upon termination of a participant’s employment with the Company without cause, or by the participant for good reason, within a period of one year following a change in control, all stock appreciation rights outstanding as of the effective date of the change of control become fully vested and immediately exercisable.

The provisions governing the disposition of stock appreciation rights in the event of a participant’s termination of employment for any other reason are as specified by the board of directors at the time of grant of an award and in the award document. Subject to applicable law, in connection with a participant’s termination of employment, the board of directors has the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of outstanding stock appreciation rights but not beyond the original term of award.

No Repricing of Stock Appreciation Rights.  Except for adjustments for certain corporate events as described above in “— Authorized Shares and Limitations on Awards,” the Long-Term Incentive Plan expressly prohibits, except with the prior approval of the Company’s shareholders: (i) a stock appreciation right from being granted in substitution for a previously granted stock appreciation right being cancelled or surrendered as a condition of receiving a new award, if the new award would have a lower exercise price than the award it replaces, and (ii) the reduction of the exercise price of a stock appreciation right once the stock appreciation right is granted.

Restricted Shares

At its discretion, our board of directors may grant in respect of past services or sell, at a price determined by the board, restricted shares consisting of one or more common shares to a participant, subject to the terms, conditions and restrictions set forth in the Long-Term Incentive Plan and specified in the applicable award document. A restricted share may, among other things, be subject to restrictions on transferability, have vesting requirements or have specified circumstances in which they may be cancelled.

Treatment of Restricted Shares Upon Termination of Employment.  Except as otherwise specified in an award document (or a participant’s written employment agreement with the employer), upon termination of a participant’s employment with the Company without cause, or by the participant for good reason, within a period of one year following a change in control, any restrictions imposed on restricted shares outstanding as of the effective date of the change in control shall lapse.

The provisions governing the disposition of restricted shares in the event of a participant’s termination of employment for any other reason are specified by the board of directors at the time of grant of an award and in the award document. Subject to applicable law, in connection with a participant’s termination of employment, the board of directors has the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of outstanding restricted shares but not beyond the original term of award.

Restricted Stock Units

At its discretion, the board of directors may grant restricted stock units which represent the right to receive a future award of our common shares subject to such vesting, forfeiture and other restrictions during a restricted period as the board of directors may determine and as set forth in the applicable award document. Each restricted stock unit represents the participant’s right to receive one common share and/or cash equal to the fair market value of a common share upon the lapse of the applicable restricted period. Restricted stock units may be settled in common shares issued to the participant or, at the sole discretion of the board of directors, cash, or a combination of cash and common shares, with a value equal to the fair market value of the shares at the time of settlement. Our board of directors may, at the time of grant, provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to outstanding restricted stock units. The payments may be paid currently or deemed to have been reinvested in awards or common shares, and made in awards, common shares, cash, or a combination thereof, as the board of directors shall determine.

Treatment of Restricted Stock Units Upon Termination of Employment.  Except as otherwise specified in an award document (or a participant’s written employment agreement with the employer), upon termination of a participant’s employment with the Company without cause, or by the participant for good reason, within a period of one year following a change in control, any restrictions imposed on restricted stock units outstanding as of the effective date of the change in control shall lapse and the restricted stock units shall be redeemed.

The provisions governing the disposition of restricted stock units in the event of a participant’s termination of employment for any other reason are specified by the board of directors at the time of grant of an award and in the award document. Subject to applicable law, in connection with a participant’s termination of employment, the board of directors has the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of outstanding restricted stock units but not beyond the original term of award.

Performance Awards

The board of directors may grant (i) performance cash awards, (ii) performance shares, and (iii) performance share units (“Performance Awards”) to participants. A Performance Award represents a contingent right to payment of cash and/or common shares subject to the achievement or satisfaction of performance conditions established by the board of directors.

A performance cash award entitles a participant to receive, subject to the terms, conditions and restrictions in the applicable award document, a target cash payment established by the board of directors and set forth in the award document conditional on the achievement of performance goals over the applicable performance period. Performance cash awards shall be settled in cash.

A performance share entitles a participant to receive subject to the other terms, conditions and restrictions in the applicable award document a target number of common shares established by the board of directors and set forth in the award document conditional on the achievement of performance goals over the applicable performance period.

A performance share unit entitles a participant to receive, subject to the terms, conditions and restrictions in the applicable award document, a target number of common shares established by the board of directors and set forth in the award document conditional on the achievement of performance goals over the applicable performance period. The number of performance share units which are redeemed may be greater or less than the target number of shares, depending on the level of achievement of the performance conditions. At the sole discretion of the board of directors, performance share units may be redeemed for the delivery of common shares issued to the participant, cash, or a combination of common shares and cash, with a value equal to the fair market value of the common shares underlying the performance share units at the applicable date.

Other Awards

The board of directors may also grant participants other forms of equity-based or equity-related awards that the board of directors determines to be consistent with the purpose of the Long-Term Incentive Plan and the Company’s interests. The awards may provide for cash payments based in whole or in part on the value or future value of common shares, for the acquisition or future acquisition of common shares, or any combination of the foregoing.

Except as otherwise specified in an award document (or a participant’s written employment agreement with the employer), upon termination of a participant’s employment with the Company without cause, or by the participant for good reason, within a period of one year following a change in control, the performance conditions with respect to all performance cash awards, performance shares, performance share units and other performance-based awards that are outstanding as of the effective date of the change in control are deemed to have been attained at the specified target level of performance and vesting is accelerated to the effective date of the change in control for all Performance Awards denominated in common shares.

The provisions governing the disposition of Performance Awards in the event of a participant’s termination of employment for any other reason are specified by the board of directors at the time of grant of an award and in the award document. Subject to applicable law, in connection with a participant’s termination of employment, the board of directors has the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of outstanding Performance Awards but not beyond the original term of award.

Reorganizations

The existence of the Long-Term Incentive Plan, the award documents, and the awards granted thereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares or the rights under shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

In the event of our reorganization or the amalgamation, merger or consolidation with another corporation, the board of directors may make provision for the protection of the rights of participants.

Change of Control

In connection with a change of control or proposed change of control, the board of directors may, on 5 days notice and in a fair and equitable manner, determine the manner in which each outstanding award and all rights granted under the Long-Term Incentive Plan shall be treated including, for example, requiring the acceleration of the expiry time for the exercise of awards by the participants and of the time for the fulfillment of any conditions or restrictions on such exercise, and/or declaring that each outstanding award shall be automatically vested and exercisable or paid out in full conditional on the completion of the change of control.

Amendment, Suspension and Termination

Our board of directors may amend, modify, terminate or suspend the Long-Term Incentive Plan at any time. However, no termination, amendment, modification or suspension (i) shall be effective without the approval of the shareholders of the Company if shareholder approval is required under the rules and listing standards of the NASDAQ Global Market (“NASDAQ”), the TSX or other applicable law and (ii) shall materially and adversely alter or impair the rights of a participant in any award previously made under the Long-Term Incentive Plan without the consent of the holder of the award. No awards may be granted under the Long-Term Incentive Plan on or after the date that is the tenth anniversary of the Long-Term Incentive Plan’s effective date.

Notwithstanding the foregoing, the board of directors has broad authority to amend the Long-Term Incentive Plan or any award under it without the approval of shareholders and without the consent of a participant to the extent it deems necessary or desirable (a) to comply with or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable law, (b) to take into account unusual or nonrecurring events or market conditions, (c) to take into account significant acquisitions or dispositions of assets or other property by the Company, or (d) to make any other changes, not materially adverse to any outstanding award, that the board of directors, in its absolute discretion, determines are in the interests of the Company.

The board of directors is not entitled to make any of the following types of amendments to the Long-Term Incentive Plan without shareholder approval: (a) any increase to the number of common shares issuable under the Long-Term Incentive Plan or changes from a fixed number of shares issuable under the plan to a percentage; (b) any amendment that increases the length of the period after a blackout period during which options may be exercised; (c) any amendment which reduces the exercise price or would result in the exercise price for any option or stock appreciation rights granted under the Long-Term Incentive Plan being lower than the fair market value of the common shares at the time the option or stock appreciation right is granted, except adjustments described in “Authorized Shares and Limitations on Awards”; (d) any amendment expanding the categories of eligible individuals which would have the potential of broadening or increasing insider participation under the Long-Term Incentive Plan; (e) any amendment extending the term of an option or stock appreciation right held by an insider beyond its original term, except an extension of an option that would otherwise expire during a blackout period, to 10 days following the end of the blackout period; and (f) amendments required to be approved by shareholders under applicable law.

General

No award or amount payable under, or interest in, the Long-Term Incentive Plan shall be transferable by a participant other than pursuant to a beneficiary designation under the Long-Term Incentive Plan, by last will and testament or by the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order, as the case may be. The board of directors may, however, subject to applicable law and the terms and conditions that it shall specify, permit the transfer of an award, other than an incentive stock option, for no consideration to a permitted transferee, as defined in the Long-Term Incentive Plan. Any award transferred to a permitted transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another permitted transferee of the participant.

No participant shall have any claim or right to receive awards or to continued employment and the Long-Term Incentive Plan will not interfere in any way with our right to terminate the employment of any individual any time, with or without cause.

The Long-Term Incentive Plan is intended to constitute an “unfunded” plan for incentive compensation, with costs of administration borne by the Company.

Certain U.S. Federal Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal tax considerations for the U.S. participants in the Long-Term Incentive Plan and certain U.S. tax effects to the Company. Canadian, state and local tax consequences may differ.

U.S. Federal Income Tax Consequences.  The following briefly describes the U.S. federal income tax consequences of the Long-Term Incentive Plan generally applicable to employees, officers, directors and other participants who are U.S. citizens and to the Company. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual employee, officer or director. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement. The description is therefore subject to future changes in the law, possibly with retroactive effect. The description does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options.  An optionee generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common shares on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, the optionee generally will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the exercise date. A participant’s disposition of shares acquired upon the exercise of a nonqualified option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.

Incentive Stock Options (“ISO”).  An employee generally will not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of the Company from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the common shares received on exercise of the ISO for one year after the date of exercise (and for two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company will not deduct any amount in connection with the ISO.

If an employee disposes of shares acquired upon the exercise of an ISO before the holding period requirements described above are satisfied, the disposition will constitute a disqualifying disposition and the employee will recognize in the year of the disposition ordinary income equal to the excess of the fair market value of the shares, as of the exercise date, over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price). In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition. In addition, the employee will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the employee received upon disposition of the shares and the exercise price increased by the amount of ordinary income, if any, the employee recognized.

Stock Appreciation Rights (SARs).  The recipient of a SAR generally will not recognize income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of a common share on the date of grant and no additional deferral feature. Upon the exercise of an SAR, the holder generally will recognize ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR. The Company will be entitled to deduct the same amount in the same year. In the case of payments in stock, the includable amount and corresponding deduction each equal the fair market value of the shares on the date of exercise.

Restricted Shares.  The recognition of income from an award of restricted shares for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the employee will recognize ordinary income equal to the then fair market value of the stock. The employee may, however, make an election to include the value of the shares in gross income in the year of grant despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the employee in the year the employee includes the compensation in income.

Restricted Stock Units/Other Stock-Based Awards/Performance Awards.  Any cash payments or the fair market value of any common shares or other property an employee receives in connection with restricted stock units, other stock-based awards, performance awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted shares are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the employee includes in income in the year of payment.

Deferred Compensation.  Any deferrals made under the Long-Term Incentive Plan, including awards granted under the Long-Term Incentive Plan, that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. The Company may structure or modify any deferrals and awards under the Long-Term Incentive Plan to meet the applicable tax law requirements, although it is not obligated to do so.

Section 162(m).  Section 162(m) of the Code imposes a $1,000,000 limitation on the compensation deductible annually by the Company paid to certain executives. The limit does not apply to certain “qualified performance-based compensation” and the Long-Term Incentive Plan is intended to comply with the requirements for qualified performance-based compensation. However, in the event the Board determines that compliance with Section 162(m) is not desired with respect to a particular award, it may waive compliance.

Tax Withholding.  The Company is authorized to withhold from any award granted or payment due under the Long-Term Incentive Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes.

Approvals Required

TLCVision management is asking shareholders to pass Resolution 1, the full text of which is set out in Appendix A to this management information circular, to approve the Long-Term Incentive Plan. The affirmative vote of the majority of the votes cast at the meeting is required to approve the Long-Term Incentive Plan. The management representatives designated in the enclosed form of proxy intend to vote the common shares for which they have been appointed FOR the approval of the Plan unless the shareholder who has given such proxy directs otherwise.

Your board of directors unanimously recommends a vote FOR the approval of the Long-Term Incentive Plan.

Approval of One-Time Stock Option Exchange Program for Employees

We are seeking shareholder approval for a one-time stock option exchange program. The exchange program would allow us to cancel certain “underwater” stock options (meaning the exercise prices of the options are greater than our current stock price) in exchange for fewer stock options with a lower exercise price. Options will be exchanged using ratios that are designed to be approximately value-neutral. We will use the 52-week intra-day-high trading price of our common shares (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. This will ensure that only options that are substantially “underwater” are eligible for the exchange program. The members of our board of directors and our senior leadership team (including our executive officers and other senior officers designated by our Compensation Committee) will not be eligible to participate in the exchange program. Shareholder approval is required for this exchange program under the NASDAQ listing rules. If our shareholders approve this exchange program, the board intends to commence it as soon as practicable after the meeting. If shareholders do not approve the exchange program, it will not take place.

Overview

Our stock price has experienced a significant decline during the last few years due in large part to the continued weak economy as well as other factors outside our control that have negatively impacted our financial results. Our business has been, and continues to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income our customers have to spend, and they have less to spend on elective eye care as a result of job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values. Consequently, the Company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common shares and the average market price of our shares over the prior 12 months. Further, our efforts to transform and reinvigorate our business and improve our performance may not result in significant increases in our stock price in the near-term, if at all. Thus, our board of directors and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to. Our board of directors and the Compensation Committee believe the exchange program is an important part of our strategy to align employee and shareholder interests. The exchange program is important for the Company because it will permit us to:

•	Provide renewed incentives to our employees who participate in the exchange program. As of April 10, 2009, 100% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $4.09 (all options granted in Canadian dollars were converted into U.S. dollars) as compared to a $0.11 closing price of our common shares on the NASDAQ exchange on April 10, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term shareholder value by allowing us to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our shareholders. Equity-based incentives have always been an important component of our total remuneration philosophy and strategy.

•	Meaningfully reduce our total number of outstanding stock options, thus reducing the “overhang” of our outstanding options. These underwater stock options currently create an overhang of approximately 9.7% as of April 10, 2009 which is the percentage the total outstanding options (approximately 4.9 million) represent of the total outstanding common shares (approximately 50.6 million). These options will remain in the overhang calculation until the options are exercised, cancelled, forfeited, or expire. Keeping these underwater options outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible underwater options with fewer options with a lower exercise price, the overhang of our outstanding options will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing the overhang of our outstanding options and the dilution of our shareholders’ interests.

•	Recapture value from compensation costs that we are already incurring with respect to outstanding underwater stock options. These options were granted with a fair market value exercise price. Under applicable accounting rules, we will have to recognize approximately $0.1 million of incremental compensation expense related to these underwater options. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are perceived by our employees as providing no value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making efficient use of its resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Existing Option Plan (which will be amended and restated by the approval of the Long-Term Incentive Plan at the meeting) and common shares available for future grants under the Existing Option Plan as of April 29, 2009:

Shares available for future grant under Existing Option Plan	301,000
Shares issuable pursuant to outstanding stock options	4,775,000
Weighted average exercise price of all outstanding stock options	$4.07
Weighted average remaining term of all outstanding stock options	4.36 years
Shares issuable pursuant to all other outstanding equity awards	0

If our shareholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options and our shareholders will continue to be subject to the dilutive effect of these options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

The material terms of the proposed exchange program are summarized below.

•	The exchange program will be open to all U.S. and Canadian employees and consultants, except as described below, who are employed by us at the start of the exchange program and remain employees until the date the replacement options are granted. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

•	The members of our board and our senior leadership team, which includes our executive officers and other senior officers designated by our Compensation Committee, will not be eligible to participate in the exchange program.

•	The exchange ratios of eligible options cancelled in exchange for replacement options will be determined in a manner intended to result in the grant of replacement options that are approximately value-neutral. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible options and the then-current fair value of the options, as well as the fair value of the new options (calculated using the Black-Scholes option-pricing model). The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options for a lesser number of shares (with a lower exercise price) than are covered by the cancelled options.

•	Each replacement option will have an exercise price per share equal to the closing price of our common shares on the NASDAQ exchange on the date of grant, and will have a new five-year term.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest in two equal annual installments, fifty percent on each of the first and second anniversaries of the grant date.

•	The exchange program will begin as soon as practical and not later than six months following the date of shareholder approval. Our board of directors and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within six months of shareholder approval, we will consider any future exchange or similar program to be a new one, requiring new shareholder approval before it could be implemented.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, our board of directors and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help the Company achieve its business objectives. At TLCVision, stock options constitute a key component of our compensation philosophy and strategy because our board of directors and the Compensation Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. TLCVision’s long-term incentive compensation program is broad-based, with approximately 300 employees at all levels currently holding stock options. The Company has offered stock options to our employees since our inception.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common shares. For example, the closing price of our common shares on the NASDAQ exchange on April 10, 2009 was $0.11, whereas, the weighted average exercise price of all outstanding options held by our employees was $4.09. As of April 10, 2009 approximately 100% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value because the exercise prices are significantly higher than the current market price of our common shares. As a result, for many employees, these options are ineffective to provide the incentive and retention value that our board and the Compensation Committee believe is necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to motivate and reward our employees who have underwater options, we considered the following alternatives:

•	Increase cash compensation. To replace equity incentives, we considered whether we could increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase both our overhang and the dilution to our shareholders.

•	Exchange options for cash. Additionally, we considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. Furthermore, we do not believe that such a program would have any retention or incentive value.

•	Exchange options for restricted stock units. Lastly, we considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for our employees and we believe that a lack of familiarity with restricted stock units could negatively impact employee participation in the exchange program.

Implementation of the Option Exchange Program

We decided on a program to exchange underwater options for replacement options because we believe this is the best approach for the Company. We determined that a program under which our employees could exchange underwater stock options for fewer stock options with a lower exercise price was the most attractive alternative for the following reasons:

•	The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest in two equal annual installments, fifty percent on each of the first and second anniversaries of the replacement option grant date.

•	The exchange ratio will be calculated to return value to our shareholders. We will calculate the exchange ratios to result in a fair value of the replacement options as a whole that will be approximately value-neutral in relation to the fair value of the eligible options as a whole that are exchanged. For accounting purposes, there may be an incremental compensation cost required under FAS 123(R) related to any excess value received on a grant-by-grant basis, however, we expect this cost to be immaterial. We believe this will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with the new two year vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if the Company’s share price increases over time thereby aligning employee and shareholder interests.

•	The exchange program will reduce the overhang of our outstanding equity awards. Not only do the underwater options have little or no retention value, they cannot be removed from the overhang of our outstanding equity awards until they are exercised, expire or the employee who holds them leaves our employment. The exchange program will reduce the overhang of our outstanding equity awards while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive fewer replacement options in exchange for their surrendered options, the number of shares subject to all outstanding equity awards will be reduced, thereby reducing the overhang of our outstanding equity awards. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 1,680,975 shares will be surrendered, while replacement options covering approximately 624,775 shares will be granted and conditions will be removed on 467,500 options granted conditionally in December 2008, resulting in a net reduction in the equity award overhang by approximately 588,700 shares. The total number of shares subject to outstanding equity awards as of April 29, 2009 would have been approximately 4,186,300 shares, including the approximately 624,775 replacement options and 467,500 options granted conditionally in December 2008. As of April 29, 2009 the total number of TLC common shares outstanding was 50,565,219. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of common shares available for future equity awards and to satisfy the conditional options granted in December 2008 and described under “Information on Executive Compensation”. This return of common shares will constitute an efficient use of the shares available for future issuance.

•	Members of our board and the senior leadership team will not be eligible to participate in the exchange program. Although our directors and members of the senior leadership team, which includes our executive officers and certain other designated senior officers, also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Option Exchange Program

Implementing the Exchange Program.  We have not commenced the exchange program and will not do so unless our shareholders approve the exchange program. If the Company receives shareholder approval of the exchange program, the exchange program is expected to commence as soon as practical, with terms materially similar to those described in this circular. Even if the shareholders approve this proposal, the board or the Compensation Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our shareholders. However, if the exchange program does not commence within six months after the date of shareholder approval, the Company will not commence an exchange or similar program without again seeking and receiving shareholder approval.

Upon commencement of the exchange program, employees holding eligible options will receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the options surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. All such replacement options would be granted under the Long-Term Incentive Plan if the amendments required to further amend and restate the Existing Option Plan as the Long-Term Incentive Plan are approved by shareholders, and otherwise will be governed by the Existing Option Plan, and would be subject to the terms of the Long-Term Incentive Plan or the Existing Option Plan, as applicable.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our web site at http://www.tlcv.com.

If you are both a shareholder and an employee holding eligible options, please note that voting to approve the equity plan amendments authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options.  To be eligible for exchange under the exchange program, an underwater option, as of the date that the exchange program commences, must have a per share exercise price above the 52-week intra-day-high trading price of our common shares as reported by the NASDAQ exchange, but not higher than $9.00 per share, as these options will soon expire and have a minimal fair value.

Eligible Participants.  The exchange program will be open to all U.S. and Canadian employees and non-employee contractors who hold eligible options, except as described below. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to members of the board or the senior leadership team. For purposes of the exchange program, the senior leadership team will include our executive officers and any other senior officers that the Compensation Committee shall designate from time to time. As of April 10, 2009 there were approximately 124 employees eligible to participate in the exchange program (based on assumptions described below).

Valuation Assumptions.  An independent consultant, Radford, has calculated the fair values of the options and exchange ratios based upon a U.S. share price of $0.11 for options in U.S. dollars and a Canadian share price of Cdn$0.14 for options in Canadian dollars, which is the closing price of TLCVision common shares on each respective stock exchange as of April 9, 2009.

This initial calculation of the ratios at which outstanding underwater options will be exchanged for new at-the-money options was calculated as of an assumed exchange date of August 1, 2009.

The exchange ratios for this analysis have been determined using a cost-neutral approach under FAS 123(R). There may be some incremental accounting expense as of the closing date of this transaction based upon the change in economic assumptions that will be used to value the awards on the day the exchange is actually made. Radford has calculated the cost-neutral exchange ratios based upon the Black-Scholes model with the following option-pricing model assumptions:

•	U.S. Market Value of TLCVision’s Common Shares — $0.11 — TLCVision’s closing stock price on the NASDAQ exchange on April 9, 2009.

•	Canadian Market Value of TLCVision’s Common Shares — Cdn. $0.14 — TLCVision’s closing stock price on the TSX on April 9, 2009.

•	Expected Volatility — 88.25% — The expected volatility calculation is consistent with the ongoing methodologies used by TLCVision for our FAS 123(R) “plain vanilla” stock option valuations. As expressed to Radford by TLCVision, the volatility places 100% of the weight on TLCVision’s historical volatility. Using the weighted average remaining contractual term of the old awards, Radford calculated the historical volatility over the most recent 3.81-year periods as of April 9, 2009.

•	Expected Dividend Yield — 0.00% — FAS 123(R) specifies that the expected dividend yield should reflect any potential changes in the current dividend yield to the extent those changes are publicly available. Currently, TLCVision does not pay a dividend so Radford has applied a 0.00% dividend yield.

•	Risk-Free Rate of Return — Radford linearly interpolated the Zero Coupon U.S. Treasury interest rates as of April 9, 2009. The following tables formed the basis for this calculation.

Treasury Interest Rates
April 9, 2009
1-month	0.13%
3-month	0.18%
6-month	0.39%
1-year	0.60%
2-year	0.96%
3-year	1.36%
5-year	1.90%
7-year	2.49%
10-year	2.96%

•	Expected Life (“underwater” options) — Radford has determined an expected life for each pre-exchange “underwater” award based upon the “in-the-money” level, vesting schedule, contractual term, and current life to date based on tables determined by means of Monte-Carlo simulations of future stock price paths. The expected life and remaining contractual term combination was determined by assuming that the outstanding options were exercised (after vesting) once the simulated stock price path reached a level where the options were at-the-money and became exercisable. Radford applied a uniform probability of exercise behavior thereafter, analogous to the assumption of the SEC’s Staff Accounting Bulletin #107.

•	Expected Life (new “at the money” options) — For the post exchange awards, which will be at-the-money, Radford determined an expected life based upon the “simplified approach” as described in the SEC Staff Accounting Bulletin #107. This approach assumes that options will be exercised at the midpoint of the average time to vest and the full contractual term. The new at-the-money options will vest (50% on each anniversary of the exchange date) with a 5-year contractual term, yielding an expected life of 3.25 years.

Exchange Ratios.  The exchange ratios have been designed by Radford to result in a fair value of the replacement options that will be approximately value-neutral in relation to the fair value of the eligible options that are cancelled in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the exchange program.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option-pricing model) within the relevant grouping. The option-pricing model takes into account many variables, such as the volatility of our common shares and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that are approximately value-neutral in relation to the surrendered eligible options they replace. This will eliminate most of the additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common shares. For illustration purposes, assume we were to begin the exchange program on July 1, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week intra-day-high stock price would be $1.43. As a result, options with an exercise price above $1.43 per share but below $9.00 per share would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our common shares was $0.11 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

If the Exercise Price of an	The Exchange Ratio Would Be
Eligible Option Is:	(Eligible Option to Replacement Option):

$1.43 to $3.04	2-to-1
$3.05 to $9.00	4-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $0.11 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a participating employee exchanged an eligible option for 120 shares with an exercise price of $2.00 per share and the exchange ratio was one share of replacement option for every two surrendered eligible option shares, the employee would receive a replacement option for 60 shares in exchange for the surrendered eligible option (120 divided by 2). If the employee also exchanged another eligible option for 320 shares with an exercise price of $5.00 per share and the exchange ratio was one share of replacement option for every four surrendered eligible option shares, the employee would receive a replacement option for 80 shares in exchange for the surrendered eligible option (320 divided by 4).

Continuing this example, if we assume that all eligible options (as of April 10, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

			Weighted Average		Maximum Number
	Number of	Weighted Average	Remaining Life of		of Shares Underlying
Exercise Prices of	Shares Underlying	Exercise Price of	Eligible Option		Replacement Options
Eligible Options	Eligible Options	Eligible Options	(Years)	Exchange Ratio	That May be Granted

$1.43 to $3.04	818,350	$2.99	4.99	2.00-to-1	409,171
$3.05 to $9.00	862,625	$5.42	3.22	4.00-to-1	215,604
Total	1,680,975	$4.24	4.08		624,775

After the close of the exchange (assumed to be August 1, 2009) as presented in this example (assuming all eligible options are tendered and without including any grants after July 1, 2008), there will be 889,700 shares available for grant and 4,186,300 options outstanding. These outstanding options would have a weighted average exercise price of $2.78 (including approximately 500,000 options with a strike price of more than $9.00) and a weighted average remaining contractual term of 5.33 years.

Election to Participate.  Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the closing price of our common shares on the replacement option grant date as reported by the NASDAQ exchange.

Vesting of Replacement Options.  The replacement options will vest in two equal annual installments, fifty percent on each of the first and second anniversaries of the replacement option grant date.

Term of the Replacement Options.  The replacement options will have a five-year term.

Other Terms and Conditions of the Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options granted under our Long-Term Incentive Plan, if approved, or the Existing Option Plan, if the Long-Term Incentive Plan is not approved, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all common shares that were subject to such surrendered options will again become available for future awards under the Long-Term Incentive Plan, if approved, or the Existing Option Plan, if the Long-Term Incentive Plan is not approved, including to satisfy the conditional options granted in December 2008 and described under “Information on Executive Compensation”.

Accounting Treatment.  Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in an approximately value-neutral option exchange, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

US. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and applicable regulations themselves are also subject to change, possibly with retroactive effect. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. or Canadian federal tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of the members of our senior leadership team or our board of directors will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $1.43 52-week intra-day-high trading price of our common shares and a $0.11 share price, the maximum number of shares underlying options that would be cancelled would be 1,680,975 shares, and the maximum number of shares underlying new options that would be granted would be 624,775 shares.

Effect on Shareholders

We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang. Based on the assumptions described above, including an assumed $1.43 52-week intra-day-high trading price of our common shares and a $0.11 share price, if all eligible options are exchanged, options to purchase approximately 1,680,975 shares will be surrendered, while replacement options covering approximately 624,775 shares will be granted and conditions will be removed on 467,500 options granted conditionally in December 2008 resulting in a net reduction in the equity award overhang by approximately 588,700 shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 4,186,300 options outstanding as of August 1, 2009, with a weighted average exercise price of $2.78 (including approximately 500,000 options with a strike price of more than $9.00) and a weighted average remaining term of 5.33 years. As of April 29, 2009, the total number of common shares of TLCVision outstanding was 50,565,219.

Your board of directors unanimously recommends a vote FOR the approval of the one-time stock option exchange program for employees.

Approvals Required

TLCVision management is asking shareholders to pass Resolution 2, the full text of which is set out in Appendix A to this management information circular, to approve the one-time stock option exchange program for employees. The affirmative vote of the majority of the votes cast at the meeting is required to approve the one-time stock option exchange program. The management representatives designated in the enclosed form of proxy intend to vote the common shares for which they have been appointed FOR the approval of the One-Time Stock Option Exchange Program unless the shareholder who has given such proxy directs otherwise.

Approval of Increase in Number of Shares Reserved for Existing Option Plan (as the same may be amended and restated as the Long-Term Incentive Plan)

Description of Amendment

Our board of directors has unanimously approved increasing the number of common shares which may be issued under the Existing Option Plan (as the same may be amended and restated as the Long-Term Incentive Plan) (the “Plan”) by 1,000,000 common shares from 9,116,000 to 10,116,000 common shares, but only in the event that shareholders do not approve the one-time option exchange program described above. See “Business to be Conducted at the Meeting — Approval of the One-Time Stock Option Exchange Program for Employees.” If the one-time option exchange program is approved by shareholders at the meeting, the limit under the Plan will not be increased.

The number of common shares remaining available for issuance pursuant to the Plan after the proposed increase will represent approximately 3% of the Company’s currently issued and outstanding common shares. As of April 29, 2009, options to acquire 4,775,000 common shares remained outstanding and unexercised under the Plan and 301,000 common shares remained available to be granted under the Plan. In the aggregate, the number of common shares issuable under outstanding and unexercised options under the Plan and those remaining available for options to be granted under the Plan, after giving effect to the amendment to add 1,000,000 common shares to the amount reserved, represents 12% of the Company’s currently issued and outstanding common shares. The purpose of the amendment to increase the number of shares available for issuance pursuant to the Plan is to ensure that there remains for issuance under the Plan a sufficient number of options to allow the Company to maintain its current policy of awarding options as an alternative to cash compensation, and as bonus remuneration, for all corporate office employees and directors of the Company. As well, the Company granted a total of 548,000 options (of which 467,500 options remain outstanding) in December 2008 to directors and officers conditional upon either (1) shareholders authorizing an increase in the shares reserved for issuance under the Plan or (2) the number of shares reserved for issuance under the Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008.

Description of the Existing Option Plan

The following describes the principal terms of the Existing Option Plan. If shareholders approve amending and restating the Existing Option Plan as the Long-Term Incentive Plan, the Plan will have the material attributes described under “Business to be Conducted at the Meeting — Approval of the Amended and Restated Long-Term Incentive Plan”.

The board of directors of the Company has appointed its Compensation Committee to administer the Existing Option Plan. The purpose of the Existing Option Plan is to advance the interest of the Company by (i) providing directors, officers, employees and other eligible persons with additional incentive; (ii) encouraging stock ownership by eligible persons; (iii) increasing the proprietary interests of eligible persons in the success of the Company; (iv) encouraging eligible persons to remain with the Company or its subsidiaries; and (v) attracting new employees, officers or directors to the Company or its subsidiaries. In determining whether to grant options and how many options to grant to eligible persons under the Existing Option Plan, consideration is given to each individual’s past performance and contribution to the Company as well as the individual’s expected ability to contribute to the Company in the future. The Compensation Committee has the authority to determine the limitations, restrictions and conditions, including with respect to vesting, applicable to each award of options. The Compensation Committee also intends that some options granted to senior officers of the Company will be subject to performance goals based on the Company’s financial performance which will need to be achieved as a condition to the vesting of such option awards.

Any employee, officer, director or service provider (being any person or company who provides ongoing marketing or promotional services to or endorsements for the Company) of the Company or any affiliate of the Company is eligible to receive options pursuant to the Existing Option Plan. The aggregate number of common shares which are available for issuance under the Existing Option Plan to any one person is 5% of the number of the Company’s common shares outstanding at the time of grant.

The exercise price of an option awarded pursuant to the Existing Option Plan is equal to the closing market price of the Company’s common shares on the market with the largest trading volume of the Company’s common shares on the last trading date preceding the date of the grant. If there is no trading on that date, the exercise price will be the average of the bid and ask prices on the date preceding the date of grant or, if there is no active market for the Company’s common shares, the Compensation Committee shall make a good faith determination of the exercise price based on the fair market value of the common shares on the date of grant. A copy of the Existing Option Plan was included as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC.

Certain U.S. Federal Tax Consequences of the Existing Option Plan

The following discussion summarizes certain U.S. federal tax considerations for the U.S. participants in the Existing Option Plan and certain U.S. tax effects to the Company. Canadian, state and local tax consequences may differ. All options granted under the Existing Plan are nonqualified stock options for U.S. federal income tax purposes. An individual generally will not recognize any taxable income upon the grant of the option but will generally recognize, for U.S. federal tax purposes, ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the common shares on the date of exercise over the exercise price. The Company’s U.S. subsidiary which employs the individual should generally be entitled to a corresponding tax deduction for U.S. federal income tax purposes at the time of exercise.

When an individual sells the common shares acquired pursuant to the exercise of an option, the individual generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the common shares and the individual’s basis in the common shares (that is, the exercise price plus the amount, if any, taxed as compensation income).

The Company’s U.S. subsidiaries will not be entitled to deductions for U.S. federal income tax purposes in connection with options exercised under the Existing Option Plan by certain senior executive officers to the extent that the amount of income derived from the exercise of options in a year by any such officer, together with that officer’s other compensation from the Company, exceeds the $1 million dollar limitation of the Code.

Approvals Required

TLCVision management is asking shareholders to pass Resolution 3, the full text of which is set out in Appendix A to this management information circular, to approve the increase to the number of common shares available under the Plan if shareholders reject the one-time option exchange program. The affirmative vote of the majority of the votes cast at the meeting is required to approve the increase to the number of shares available under the Plan. If the one-time option exchange program is approved by shareholders at the meeting, the limit under the Plan will not be increased. The management representatives designated in the enclosed form of proxy intend to vote the common shares for which they have been appointed FOR the approval of the increase unless the shareholder who has given such proxy directs otherwise.

Appointment of Auditors

Our board of directors proposes that Ernst & Young LLP be appointed as auditors of the Company until the next annual meeting of shareholders of the Company. Ernst & Young LLP have been our auditors since 1997. Representatives of Ernst & Young LLP are expected to attend our annual and special meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from our shareholders.

The affirmative vote of the majority of the votes cast at the meeting at which a quorum is present is required to appoint Ernst & Young LLP as our auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors. Unless otherwise directed, the management representatives designated in the enclosed form of proxy intend to vote the common shares for which they have been appointed FOR the appointment of Ernst & Young LLP as our auditors and for the authorization of the directors to fix the remuneration to be paid to the auditors. If our shareholders do not approve the appointment of Ernst & Young LLP, our board of directors will reconsider their appointment.

Your board of directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as our auditors for the ensuing year.

Fees Billed by External Auditors

Ernst & Young LLP billed us for the following fees in the past two fiscal years:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2008

Fees for Audit Services	$1,408,300	$1,228,000
Fees for Audit-related Services	$4,845	$—
Fees for Tax Services	$11,228	$11,329
All Other Fees	$—	$—

Audit fees for the financial years ended December 31, 2008 and 2007 were for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in our quarterly filings and consents. Audit-related fees for the financial year ended December 31, 2007 were for due diligence services in connection with the board of directors’ review of strategic alternatives. Fees for tax services relate to preparation of the Company’s Canadian tax returns. We do not have any other services provided by Ernst & Young LLP other than those stated above.

Pre-Approval Policies and Procedures

All 2008 fees were approved in advance by the Audit Committee. All audit and non-audit services to be provided by Ernst & Young LLP are and will be pre-approved by the Audit Committee.

Of the fees reported in this management information circular for 2008, none of the fees billed by Ernst & Young LLP were approved by the Audit Committee of our board of directors pursuant to the de minimis exception provided by Section (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. The Audit Committee has concluded that the foregoing non-audit services did not adversely impact the independence of Ernst & Young LLP.

EXECUTIVE OFFICERS

The following are brief summaries of the business experience during the past five years of each of our executive officers who are not nominees for the board of directors:

James B. Tiffany, age 52, was appointed as our President and Chief Operating Officer on April 23, 2009. He was appointed as President of Sightpath Medical, Inc. (“Sightpath Medical”, formerly, MSS, Inc.), a subsidiary of the Company, in August 2003. Prior thereto, Mr. Tiffany served as Vice President of Sales and Marketing of LaserVision from January 1999 to July 2000 and General Manager of MSS, Inc. from July 2000 to August 2003. Mr. Tiffany received his undergraduate degree from Arizona State University and a Master of Business Administration Degree from Washington University in St. Louis, Missouri.

Steven P. Rasche, age 49, became our Chief Financial Officer and Treasurer in August 2004. Prior thereto, Mr. Rasche served as the Chief Financial Officer of Public Safety Equipment, Inc., a marketer of safety equipment from May 1996 to July 2004. He began his professional career in 1983 with Price Waterhouse, LLP (now PricewaterhouseCoopers, LLP) and later moved to United Van Lines, Inc., a household goods mover, where he progressed through a variety of financial leadership roles. Mr. Rasche is a Certified Public Accountant and holds a Bachelors of Science degree in Accounting from the University of Missouri-Columbia and a Master of Business Administration Degree from Northwestern University.

Brian L. Andrew, age 57, became our General Counsel and Secretary in February 2005. Prior thereto, Mr. Andrew was the Chair of the Health Law Practice Group and a member in the St. Louis, Missouri office of Husch & Eppenberger, LLC (now Husch Blackwell Sanders, LLC), a large multi-office law firm. Mr. Andrew has also served as Assistant Counsel to the American Optometric Association and Associate General Counsel for MetLife HealthCare Management Corporation. He holds an undergraduate degree from the University of Missouri-Columbia, a Masters degree from Webster University and a law degree from the Saint Louis University School of Law.

Larry D. Hohl, age 54, was appointed President of Refractive Centers in January 2008. Prior to that, Mr. Hohl served as Vice-President of Operations and Owner Operator/Franchisee for Robeks Corporation, a franchisor of health food stores, from January 2004 through December 2007. He began his professional career in 1976 with International Business Machines Corporation, a multinational computer technology corporation. He has held executive management positions with a variety of consumer products and services companies since that time, including Procter & Gamble, a consumer goods manufacturer, PepsiCo, Inc., a leading global snack and beverage company, and Nike, Inc. a supplier of athletic shoes, apparel and sports equipment. He also served as Chief Executive Officer of Spectrum Health Clubs. He holds a Bachelor of Science degree in Business Administration/Marketing from Arizona State University.

James J. Hyland, age 56, joined the Company as Vice President, Investor Relations in 2007. Prior to joining TLCVision, Mr. Hyland was Vice President, Investor Relations and Corporate Communications for USF Corp, a multi-billion dollar Chicago based transportation holding company. In addition, Mr. Hyland was Senior Vice President Investor Relations for Comdisco, a Rosemont, Illinois based Fortune 500 financial and technology services firm. Mr. Hyland is a graduate of the University of Illinois with a Bachelors of Science degree in Business Administration, with a specialization in Finance.

Henry Lynn, age 58, became Chief Information Officer (“CIO”) of TLCVision in March 1998. Mr. Lynn has executive management responsibilities regarding the various information systems utilized throughout the Company. Prior to joining TLCVision, he was employed as the CIO for Beacon Eye, Inc., a laser vision correction company. He holds a Data Processing degree from Glasgow College of Technology, Scotland.

Dr. Glenn Ellisor, age 51, is the founder and President of Vision Source, a subsidiary of the Company which was acquired by the Company in 1997. At the present time, Dr. Ellisor continues to practice as a licensed optometrist at an optical eye care center. He has served on advisory panels for Ciba Vision, Optos plc, Optical Dynamics, Bausch & Lomb and Alcon Laboratories, Inc. He is a member of the American Optometric Association, the Texas Optometric Association and Harris County Optometric Association. Dr. Ellisor graduated from Stephen F. Austin University in 1982 with a degree in Biology and a minor in business and graduated from the University of Houston College of Optometry in 1984.

Charles H. Judy, age 39, joined the Company in 2007 as Vice President, Human Resources. Prior to joining TLCVision, Mr. Judy was a National Human Resources Director at Deloitte, one of the world’s largest professional services firms, where he provided human resources and recruiting services. Mr. Judy was also the Vice President, Human Resources for Maverick Technologies LLC, an independent control systems integrator and industrial automation consultancy. He is a graduate of Tulane University with a Bachelors of Science in Management. He is also a Certified Public Accountant (non-practicing) and a certified Senior Professional of Human Resources (SPHR).

Michael Gries, age 54, joined the Company in April, 2009 as Chief Restructuring Officer. He is a principal of Conway, Del Genio, Gries & Co. LLC, a financial advisory firm based in New York, NY and is a nationally recognized leader in the restructuring profession with more than 25 years experience advising companies and creditors on complex corporate reorganizations. Prior to founding Conway Del Genio Gries & Co. LLC, Mr. Gries was a Partner and Director of the Northeast Restructuring and Reorganization practice of Ernst & Young LLP. He received his Bachelor of Science Degree in Business Administration, with a Major in Accounting from Northeastern University. Mr. Gries is a Certified Public Accountant and a Certified Restructuring and Reorganization Accountant.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee, discussed in detail in the Compensation Committee’s charter, include overseeing the total compensation package for our named executive officers; administering our equity compensation plans; approving all executive officer employment and severance contracts; and evaluating the performance of our Chief Executive Officer or Chief Operating Officer, as applicable, and determining and approving the Chief Executive Officer’s or Chief Operating Officer’s compensation level in light of that evaluation.

On April 23, 2009, we announced that our President and Chief Executive Officer, James C. Wachtman, would be leaving the Company and that James B. Tiffany would become President and Chief Operating Officer. It is expected that Mr. Tiffany, in his capacity as President and Chief Operating Officer, will perform the functions of the Chief Executive Officer with respect to the responsibilities described below.

Objectives of Compensation Program

Our compensation practices are intended to attract and retain highly competent executives in a competitive marketplace. The program provides our named executive officers with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of the program, however, is to firmly align total executive compensation with the attainment of our annual performance goals, which are principally based upon our revenues, earnings per share and net income.

The compensation of our executive officers, including our named executive officers, consists of base salary, cash bonuses expressed as a percentage of annual salary and long-term incentive compensation in the form of Company stock options.

Base Salary

As noted above, the Compensation Committee evaluates the performance of our Chief Executive Officer, and determines and approves the Chief Executive Officer’s compensation level in light of that evaluation. The Chief Executive Officer’s base salary in 2008 was determined pursuant to the terms of an employment agreement, with minimum annual increases equal to the increase of the U.S. Consumer Price Index (see “— Employment Contracts — James C. Wachtman”). The Compensation Committee reviewed Mr. Wachtman’s base salary in September 2007 and set his salary at $440,000 for 2008. Mr. Wachtman’s annual salary for 2009 remained unchanged from the prior year. The Compensation Committee considered the following factors in evaluating the Chief Executive Officer’s performance and intends to consider the same factors in evaluating the performance of the President and Chief Operating Officer:

•	the degree to which he has displayed leadership for the senior management team and the organization as a whole;

•	strategic planning and the execution of the Company’s strategic plans;

•	the Company’s financial results;

•	the succession planning undertaken by the Chief Executive Officer;

•	communications and relations with shareholders, our board of directors, senior management and employees; and

•	third party salary survey data of comparable companies compiled by Tower Perrin.

Base salaries of executives other than the Chief Executive Officer are approved by the Compensation Committee after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each executive officer is determined by the terms of our employment agreement with the executive officer and may be increased, but not decreased, on an annual basis (see “— Employment Contracts”). After evaluating each executive officer’s performance over the year in light of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions), the Chief Executive Officer may deem it appropriate to recommend executive officer base salary adjustments to the Compensation Committee.

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salary adjustments. We participate in industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers and competitors. Information that the Committee deems relevant such as general business trends, the competitiveness of the markets in which we operate and unusual circumstances also may be considered in its evaluation. During 2007, the Compensation Committee retained Towers Perrin to review executive compensation and make recommendations as to appropriate levels of compensation for our executive officers. Towers Perrin reviewed data for comparable public companies in developing its recommendations to the Compensation Committee.

At their most recent annual reviews, the Compensation Committee set Mr. Rasche’s base salary at $238,000, Mr. Tiffany’s base salary at $235,000, Mr. Hohl’s base salary at $275,000 and Mr. Andrew’s base salary at $231,700. In connection with Mr. Tiffany’s appointment as President and Chief Operating Officer on April 23, 2009, his base salary was set at $350,000.

Annual Cash Bonuses

The second element of our compensation program is an annual cash bonus. All of our executive officers are entitled to receive annual cash bonuses based on corporate and individual performance. Our employment agreements with our named executive officers set out the parameters for the amount of such bonuses, with our Chief Executive Officer being entitled to a bonus of up to 100% of his annual base salary and our other named executive officers being entitled to an annual bonus of up to 50% of base salary (see “— Employment Contracts”). We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

The Compensation Committee has broad discretion in approving the amount of the annual cash bonuses to our executive officers. Within 90 days after the beginning of each year, the Compensation Committee approves our performance goals for that year. Those performance goals are generally based upon revenues, earnings per share and net income. At the end of the fiscal year, the Compensation Committee reviews the Company’s performance for that year generally, and its success in achieving the performance goals in particular. The Compensation Committee then determines the annual bonus for our Chief Executive Officer as a percentage of his maximum bonus under his employment agreement, and considers the Chief Executive Officer’s recommendations in determining the cash awards for our other executive officers. The Chief Executive Officer’s recommendations are guided by his evaluation of the Company’s actual financial performance compared with our performance goals and his assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company’s business objectives. The Compensation Committee and the Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year.

In December 2008, the Compensation Committee determined not to award bonuses to the named executive officers.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align annual incentive compensation, as well as total compensation, with the financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options.

We were incorporated in 1993 and operated in an emerging market. Consequently our board of directors initially placed considerable emphasis upon stock options as an incentive in determining executive compensation in order to align the interests of the executive officers with the long-term interests of our shareholders. As the Company has matured, there has been less emphasis placed upon stock options as an incentive for executives.

Our board of directors administers our stock option plan. The purpose of the stock option plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;

•	encouraging stock ownership by eligible persons;

•	increasing the proprietary interests of eligible persons in the success of the Company;

•	encouraging eligible persons to remain with the Company or its affiliates; and

•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and how many options to grant to eligible persons under our stock option plan, consideration is given to each individual’s past performance and contribution to the Company as well as that individual’s expected ability to contribute to the Company in the future.

Effective December 2008, the Compensation Committee authorized awards of options to our named executive officers and a number of other employees. The awards to each of our named executive officers were conditional on either (1) shareholders authorizing an increase in the shares reserved for issuance under our Existing Option Plan or (2) the number of shares reserved for issuance under the Existing Option Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008. As of December 31, 2008, neither of the conditions described was met. However, in the event that either condition is met in future periods, such option grants will have an exercise price of $0.20, vest one-fourth annually starting on the first anniversary of December 10, 2008 and expire on December 10, 2015. On December 10, 2008:

•	Mr. Wachtman was granted conditional options to acquire 80,000 common shares (which options expired upon Mr. Wachtman’s separation from the Company);

•	Mr. Rasche was granted conditional options to acquire 65,000 common shares;

•	Mr. Tiffany was granted conditional options to acquire 65,000 common shares;

•	Mr. Hohl was granted conditional options to acquire 65,000 common shares; and

•	Mr. Andrew was granted conditional options to acquire 55,000 common shares.

Employment Agreements

The Compensation Committee reviews and approves every employment agreement entered into with our senior executives. We have entered into employment agreements with Messrs. Wachtman, Rasche, Tiffany, Hohl and Andrew. The agreements provide each named executive officer with what the Compensation Committee believes to be a suitable base salary and target maximum bonus. These employment agreements are described in detail under “— Employment Contracts.”

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which extends participation eligibility to substantially all of our U.S. employees, including our named executive officers. We provide a match of 25% of participants’ before-tax contributions up to 8% of eligible compensation. Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time under employment agreements when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, Mr. Wachtman had been provided with an annual auto allowance, partial payment of club dues and a $500,000 life insurance policy that is owned by him. In addition, we have agreed to provide each of Messrs. Rasche and Andrew with a $500,000 life insurance policy that is owned by them. No perquisites are provided to our other named executive officers.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company’s U.S. subsidiaries are not currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers to the extent that the amount of income derived from the exercise of options in a year by any such officer, together with that officer’s other compensation, exceeds the $1 million limitation. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our Compensation Committee, which is composed solely of independent directors, assists our board of directors in fulfilling its responsibilities with regard to compensation matters, and is responsible under its committee charter for recommending the compensation of the Company’s executive officers to the Corporate Governance and Nominating Committee for approval by our board of directors. The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of the management information circular with management, including our Chief Operating Officer and Chief Financial Officer. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included, or incorporated by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in this management information circular.

Jay T. Holmes	Olden C. Lee	Toby S. Wilt

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended December 31, 2008, 2007 and 2006 by each person who served as our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2008, by our three other highest executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2008 and whose annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2008, collectively referred to as our named executive officers.

Summary Compensation Table

				Option	All Other
Name and		Salary	Bonus(2)	Awards	Compensation	Total
Principal Position	Year	($)	($)	($)(3)	($)(4)	($)

James C. Wachtman(1)	2008	440,000	—	9,600	12,206	461,806
Former Chief Executive Officer and	2007	428,216	66,000	77,284	13,938	585,438
President	2006	407,295	47,000	46,911	16,485	517,691
Steven P. Rasche	2008	238,000	—	7,800	4,358	250,158
Chief Financial Officer	2007	229,540	39,270	57,138	1,854	327,802
	2006	221,867	27,000	28,352	5,402	282,621
James B. Tiffany	2008	235,000	—	7,800	4,737	247,537
President and Chief Operating Officer(5)	2007	232,982	35,250	61,025	1,075	330,332
	2006	220,667	64,545	36,793	4,442	326,447
Larry D. Hohl	2008	262,308	30,000	7,800	513	300,621
President of Refractive Services
Brian L. Andrew	2008	227,507	—	6,600	4,894	239,000
General Counsel and Secretary	2007	223,421	33,580	47,075	1,026	305,102
	2006	216,286	21,630	24,685	8,115	270,716

(1)	As of April 23, 2009, Mr. Wachtman separated from the Company and resigned from our board of directors.

(2)	Bonuses are typically based on annual performance and paid in the first quarter following the end of the fiscal year. As such, the bonus amounts disclosed above for the fiscal year ended December 31, 2007 were paid during the first quarter of fiscal 2008. There were no bonuses awarded for 2008 other than the signing bonus of $30,000 received by Mr. Hohl.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”), with respect to stock options. Amounts therefore include expense related to stock options granted in and prior to fiscal 2008, as applicable. Assumptions used in calculating these amounts are included in Note 16 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Awards granted in 2008 were conditional. As such, the value reflected for 2008 is hypothetical and was calculated as if the conditions under the grants did not exist as of December 10, 2008. The fair value of such options will be evaluated once the conditions are lifted based on the market value at such time.

(4)	Includes Company matching contributions to the 401(k) plan, long-term disability insurance premiums, life insurance premiums, auto allowances, partial club dues and service awards.

(5)	In 2008, Mr. Tiffany was the President of Sightpath Medical. He was appointed President and Chief Operating Officer of the Company on April 23, 2009.

Grants of Plan-Based Awards

The following table sets forth the individual grants of plan-based awards for the fiscal year ended December 31, 2008 to the named executive officers.(1)

		All Other
		Option Awards:	Exercise or	Grant Date
		Number of Securities	Base Price of	Fair Value of
		Underlying Options	Option Awards	Option Awards
Name	Grant Date(1)	(#)	($/sh)	($)(2)

James C. Wachtman	12/10/08	80,000	0.20	9,600
Steven P. Rasche	12/10/08	65,000	0.20	7,800
James B. Tiffany	12/10/08	65,000	0.20	7,800
Larry D. Hohl	12/10/08	65,000	0.20	7,800
Brian L. Andrew	12/10/08	55,000	0.20	6,600

(1)	The awards to each of our named executive officers were conditional on either (1) shareholders authorizing an increase in the shares reserved for issuance under our Existing Option Plan or (2) the number of shares reserved for issuance under our Existing Option Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008. As of December 31, 2008, neither of the conditions described was met.

(2)	Hypothetical value reflected. Calculated as if the conditions under the grants did not exist as of December 10, 2008. Once the conditions are lifted, the fair value of such options will be evaluated based on the market value of our shares at such time, amongst other factors.

The Company’s named executive officers did not exercise any stock option awards during the fiscal year ended December 31, 2008. The following table sets forth details of all of the outstanding equity awards of the named executive officers as at the end of the fiscal year ended December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying		Option
		Unexercised	Unexercised		Exercise	Option
		Options	Options		Price	Expiration
Name	Grant Date	(#) Exercisable	(#) Unexercisable		($)	date

James C. Wachtman	January 2, 2008	47,500	—		1.16	January 2, 2008(2)
	May 15, 2002	17,500	—		1.88	January 7, 2008(2)
	May 15, 2002	142,500	—		3.45	June 15, 2008(2)
	December 15, 2003	25,000	—		6.10	December 15, 2008(2)
	December 13, 2004	33,000	—		10.42	December 13, 2009
	January 3, 2006	25,000	25,000		6.45	January 3, 2011
	December 11, 2006	25,000	25,000		4.66	December 11, 2013
	December 28, 2007	15,000	45,000		3.04	December 28, 2014
	December 10, 2008	—	80,000	(1)	0.20	December 10, 2015
Steven P. Rasche	July 19, 2004	50,000	—		10.80	July 19, 2009
	December 13, 2004	30,000	—		10.42	December 13, 2009
	January 3, 2006	20,000	20,000		6.45	January 3, 2011
	December 11, 2006	22,250	22,500		4.66	December 11, 2013
	December 28, 2007	12,500	37,500		3.04	December 28, 2014
	December 10, 2008	—	65,000	(1)	0.20	December 10, 2015
James B. Tiffany	January 2, 2003	20,000	—		1.16	January 2, 2008(2)
	December 15, 2003	18,000	—		6.10	December 15, 2008(2)
	April 1, 2004	500	—		11.47	March 31, 2009
	December 13, 2004	27,000	—		10.42	December 13, 2009
	January 3, 2006	20,000	20,000		6.45	January 3, 2011
	December 11, 2006	20,000	20,000		4.66	December 11, 2013
	December 28, 2007	12,500	37,500		3.04	December 28, 2014
	December 10, 2008	—	65,000	(1)	0.20	December 10, 2015
Larry D. Hohl	December 28, 2007	21,250	63,750		3.04	December 28, 2014
	December 10, 2008	—	65,000	(1)	0.20	December 10, 2015
Brian L. Andrew	December 13, 2004	40,000	—		10.42	December 13, 2009
	January 3, 2006	17,500	17,500		6.45	January 3, 2011
	December 11, 2006	17,500	17,500		4.66	December 11, 2013
	December 28, 2007	10,000	30,000		3.04	December 28, 2014
	December 10, 2008	—	55,000	(1)	0.20	December 10, 2015

(1)	Options are conditional on either (1) shareholders authorizing an increase in the shares reserved for issuance under our Existing Option Plan or (2) the number of shares reserved for issuance under our Existing Option Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008. As of December 31, 2008, neither of the conditions described was met.

(2)	Executive under trading blackout since option expiration date. In order to avoid forfeiture, executive has 10 days to exercise options upon removal of blackout.

Employment Contracts

James C. Wachtman

In connection with our merger with LaserVision in 2002, we entered into an employment contract with Mr. James C. Wachtman providing for his employment as our President and Chief Operating Officer. The term of the agreement is two years commencing on May 15, 2002 with automatic two-year renewals unless otherwise terminated by the parties. The base annual salary under the agreement was, effective January 1, 2003, $340,000, with minimum annual increases equal to the increase of the U.S. Consumer Price Index (“CPI”). Effective August 2004, the base annual salary was set at $375,000 to reflect his employment as our President and Chief Executive Officer. Following the completion of the compensation review by Towers Perrin, which determined that his compensation was well below the median of compensation for chief executive officers of comparable companies, Mr. Wachtman’s annual salary for 2008 was set at $440,000 in October 2007. Mr. Wachtman’s annual salary for 2009 was to be unchanged from the prior year. As of April 23, 2009, Mr. Watchman separated from the Company and resigned from our board of directors.

Mr. Wachtman’s compensation also included, effective January 1, 2004, an annual bonus of up to 80% of his salary upon the attainment of specified performance goals. Mr. Wachtman’s bonus was based, in part, on the Company’s achieving certain levels of budgeted sales and earnings. These financial targets were the basis for 80% of Mr. Wachtman’s bonus and the remaining 20% was at the discretion of the board of directors. If the Company only achieved 80% of the budgeted financial target, Mr. Wachtman was entitled to a partial bonus with respect to such target. Effective August 2004, he became entitled to an annual bonus of up to 100% of his salary. Financial targets were the basis of 85% of his bonus and the remaining 15% was at the discretion of the board of directors.

The agreement provided for severance payments equal to two times Mr. Wachtman’s annual base salary plus bonus in the event of Mr. Wachtman’s death, termination of his employment without cause or Mr. Wachtman’s resignation for specified reasons. Among these reasons, Mr. Wachtman could terminate his employment with us upon at least 90 days’ written notice in the event of a material adverse change in his job responsibilities following a change of control of the Company. If Mr. Wachtman’s employment was terminated by us without cause after expiration of the initial two-year term of the agreement, he would be entitled to receive a severance payment equal to the greater of: (i) two times his annual base salary plus bonus, or (ii) an amount calculated by reference to the longest time period to be used for purposes of calculating severance that Elias Vamvakas, as Chief Executive Officer of the Company, was entitled to receive at any time during the term of the agreement. Additionally, the agreement provided for termination upon payment of six months salary and bonus in the event of disability.

Mr. Wachtman’s agreement also contained non-competition and non-solicitation covenants in the event of Mr. Wachtman’s resignation or termination with cause that run for a minimum of one year following his employment and prohibit Mr. Wachtman from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or that competes with us. The agreement also prohibited him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contained confidentiality covenants preventing Mr. Wachtman from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

Steven P. Rasche

We entered into an employment agreement with Steven P. Rasche on July 1, 2004, providing for his employment as our Chief Financial Officer. The term of the agreement is two years commencing on July 14, 2004 with automatic one-year renewals unless otherwise terminated by the parties. The base annual salary was initially set at $210,000. Mr. Rasche is also entitled to receive options under our stock option plan. Mr. Rasche’s compensation also includes an annual bonus of up to 50% of his annual salary based on his personal performance and the financial performance of the Company as a whole. Mr. Rasche’s annual salary for 2008 was set at $238,000 in October 2007. Mr. Rasche’s annual salary for 2009 remains unchanged from the prior year.

Mr. Rasche’s employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Rasche will be entitled to receive 12 months’ base salary plus an additional month of salary for each year worked following the second anniversary of the effective date of the agreement to a maximum of six additional months of salary. The agreement contains change of control provisions that provide that Mr. Rasche would be entitled to 12 months’ base salary, payable in monthly installments, if his employment is terminated following a change of control as a result of the Company taking actions which would materially and adversely affect his duties under the employment agreement.

Mr. Rasche’s agreement also contains non-competition and non-solicitation covenants which run for a minimum of one year following his employment and prohibit Mr. Rasche from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or which competes with us. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Rasche from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

James B. Tiffany

We entered into an employment agreement with James B. Tiffany effective November 1, 2005, providing for his employment as our President, Sightpath Medical The term of the agreement is one year commencing on November 1, 2005 and shall continue until terminated pursuant to the terms of the agreement. The base annual salary was initially set at $220,667. Mr. Tiffany is also entitled to receive options under our stock option plan. Mr. Tiffany’s compensation also includes an annual bonus of up to 50% of his annual salary based on his personal performance and the financial performance of the Company as a whole. Mr. Tiffany’s annual salary for 2008 was set at $235,000 in March 2007. James B. Tiffany was appointed President and Chief Operating Officer of the Company as of April 23, 2009 and his base salary was set at $350,000.

Mr. Tiffany’s employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Tiffany will be entitled to receive 12 months’ base salary. The agreement contains change of control provisions that provide that Mr. Tiffany would be entitled to 12 months’ base salary, payable in monthly installments, if his employment is terminated following a change of control as a result of the Company taking actions which would materially and adversely affect his duties under the employment agreement.

Mr. Tiffany’s agreement also contains non-competition and non-solicitation covenants which run for a minimum of one year following his employment and prohibit Mr. Tiffany from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or which competes with us. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Tiffany from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

Larry D. Hohl

We entered into an employment agreement with Larry D. Hohl effective January 14, 2008, providing for his employment as our President of Refractive Centers. The term of the agreement commenced January 14, 2008 and shall continue until terminated pursuant to the terms of the agreement. The base annual salary was initially set at $275,000. Mr. Hohl is also entitled to receive options under our stock option plan. Mr. Hohl’s compensation also includes an annual bonus of up to 50% of his annual salary based on his personal performance and the financial performance of the Company as a whole. Mr. Hohl’s annual salary for 2009 remains unchanged from the prior year.

Mr. Hohl’s employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Hohl will be entitled to receive 18 months’ base salary. The agreement contains change of control provisions that provide that Mr. Hohl would be entitled to 18 months’ base salary, payable in monthly installments, if his employment is terminated following a change of control as a result of the Company taking actions which would materially and adversely affect his duties under the employment agreement.

Mr. Hohl’s agreement also contains non-competition and non-solicitation covenants which run for a minimum of one year following his employment and prohibit Mr. Hohl from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or which competes with us. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Hohl from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

Brian L. Andrew

We entered into an employment agreement with Brian L. Andrew on February 1, 2005, providing for his employment as our General Counsel, Vice President and Secretary. The term of the agreement is two years commencing on February 1, 2005 with automatic one-year renewals unless otherwise terminated by the parties. The base annual salary was initially set at $210,000. Mr. Andrew is also entitled to receive options under our stock option plan. Mr. Andrew’s compensation also includes an annual bonus of up to 50% of his annual salary based on his personal performance and the financial performance of the Company as a whole. Mr. Andrew’s annual salary for 2009 was set at $231,700 in February 2008. Mr. Andrew’s annual salary for 2009 remains unchanged from the prior year.

Mr. Andrew’s employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Andrew will be entitled to receive 12 months’ base salary. The agreement contains change of control provisions that provide that Mr. Andrew would be entitled to 12 months’ base salary, payable in monthly installments, if his employment is terminated following a change of control as a result of the Company taking actions that would materially and adversely affect his duties under the employment agreement.

Mr. Andrew’s agreement also contains non-competition and non-solicitation covenants that run for a minimum of one year following his employment and prohibit Mr. Andrew from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or that competes with us. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Andrew from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation to our named executive officers, in the event a termination or change of control had occurred on December 31, 2008. The table does not include benefits generally available to all employees, or payments and benefits that the named executive officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control.

		Termination		Termination
		without Cause		following a
	Termination	Before Change	Change of	Change of
Named Executive Officer	for Cause	of Control(3)	Control	Control	Disability	Death

James C. Wachtman
Severance(1)	—	$913,000	$—	$913,000	$—	$—
Accelerated vesting of options(2)	—	$—	$—	$—	$—	$—
Health and Life Insurance Benefits(4)	—	$—	$—	$—	$220,000	$913,000
Total	—	$913,000	$—	$913,000	$220,000	$913,000
Steven P. Rasche
Severance(1)	—	$277,666	$—	$238,000	$—	$—
Accelerated vesting of options(2)	—	$—	$—	$—	$—	$—
Health and Life Insurance Benefits(4)	—	$15,000	$—	$—	$119,000	$500,000
Total	—	$292,666	$—	$238,000	$119,000	$500,000
James B. Tiffany
Severance(1)	—	$235,000	$—	$235,000	$—	$—
Accelerated vesting of options(2)	—	$—	$—	$—	$—	$—
Health and Life Insurance Benefits(4)	—	$—	$—	$—	$117,500	$—
Total	—	$235,000	$—	$235,000	$117,500	$—
Larry D. Hohl
Severance(1)	—	$412,500	$—	$412,500	$—	$—
Accelerated vesting of options(2)	—	$—	$—	$—	$—	$—
Health and Life Insurance Benefits(4)	—	$—	$—	$—	$137,500	$—
Total	—	$412,500	$—	$412,500	$137,500	$—
Brian L. Andrew
Severance(1)	—	$231,700	$—	$231,700	$—	$—
Accelerated vesting of options(2)	—	$—	$—	$—	$—	$—
Health and Life Insurance Benefits(4)	—	$—	$—	$—	$115,850	$500,000
Total	—	$231,700	$—	$231,700	$115,850	$500,000

(1)	Reflects cash severance based on executive’s base salary in effect at December 31, 2008.

(2)	All options had exercise prices exceeding market value as of December 31, 2008. Therefore, accelerated vesting of options would provide no value to executives.

(3)	In the case of Messrs. Wachtman and Rasche, this includes termination by the employee for good reason.

(4)	In the case of the death of Messrs. Wachtman, Rasche or Andrew, approximately $500,000 to be reimbursed through life insurance policies.

Performance Graph

The information contained in this Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following graph shows the cumulative total shareholder return (assuming reinvestment of dividends) from December 31, 2003 through the fiscal year ended December 31, 2008 compared to the cumulative total return on the S&P/TSX Composite Index and the Nasdaq Health Services Stocks Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among TLC Vision Corporation, The S&P/TSX Composite Index
And The NASDAQ Health Services Index

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
TLC Vision Corporation	$100.00	$157.16	$97.29	$78.88	$50.23	$2.56
S&P/TSX Composite	$100.00	$114.48	$142.10	$166.63	$183.01	$122.61
NASDAQ Health Services	$100.00	$127.29	$135.26	$141.82	$142.06	$100.14

* $100 invested on 12/31/03 in stock & index-including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2009 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

Compensation of Directors

The following table sets forth the compensation of our directors during the financial year ended December 31, 2008, other than those who are also named executive officers (in such case, their compensation as directors is included above under “Summary Compensation Table”):

Non-Executive Director Compensation

	Fees Earned
	or Paid	Option
	in Cash	Awards(2)(3)	Total
Name	($)	($)	($)

Michael D. DePaolis, O.D.	$61,000	$1,500	$62,500
Jay T. Holmes	$40,000	$5,400	$45,400
Olden C. Lee	$36,500	$5,400	$41,900
Richard L. Lindstrom, M.D.(1)	$—	$1,500	$1,500
Warren S. Rustand	$79,000	$2,000	$81,000
Toby S. Wilt	$54,000	$1,500	$55,000

(1)	Dr. Lindstrom did not receive any fees for attending board meetings in 2008. However, he received $62,500 as medical director and member of the Company’s clinical advisory group and $22,500 as a consultant to Sightpath Medical. Additionally, the Company granted Dr. Lindstrom a total of 105,000 options in 2008 related to his services as medical director.

(2)	As of December 31, 2008, non-executive members of the board of directors had the following aggregate number of options outstanding, including conditional option awards: Dr. DePaolis, 50,000; Mr. Holmes, 15,000, Mr. Lee, 15,000, Dr. Lindstrom, 259,500 (includes options granted to Dr. Lindstrom in his capacity as medical director); Mr. Rustand, 75,000; and Mr. Wilt, 60,000.

(3)	The value of the option awards includes the conditional options described below.

Directors who are not executive officers of the Company are entitled to receive an attendance fee of $2,500 for each board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each meeting attended by phone. Directors also receive an annual fee of $25,000, however, the non-executive chair of the board receives an annual fee of $42,000. The chair of each of the Compensation and Corporate Governance and Nominating Committees also receives an annual fee of $5,000 and the chair of the Audit Committee receives an annual fee of $8,000. Directors are also compensated for special assignments and strategic studies if applicable. Non-executive directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors.

In addition, outside directors are also entitled to receive options to acquire common shares under our stock option plan. As medical director, Dr. Lindstrom was granted options to acquire 100,000 common shares at an exercise price of $1.00 in July 2008 and to acquire 5,000 common shares at an exercise price of $0.20 in December 2008. Mr. Holmes and Mr. Olden each received options to acquire 7,500 common shares at an exercise price of $1.48 upon joining our board of directors in June 2008. The Company also granted conditional options to acquire common shares to all non-executive board members in December 2008. The conditional option awards to each of our non-executive directors were conditional on either (1) shareholders authorizing an increase in the shares reserved for issuance under our Existing Option Plan or (2) the number of shares reserved for issuance under our Existing Option Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008. As of December 31, 2008, neither of the conditions described were met. However, in the event that either condition is met in future periods, such option grants will have an exercise price of $0.20, vest immediately and expire on December 10, 2015. Conditional options granted were as follows: Mr. Rustand, 20,000; Dr. Lindstrom, 15,000; Mr. Wilt, 15,000; Mr. DePaolis, 15,000; Mr. Holmes, 7,500; and Mr. Lee, 7,500.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

We are committed to maintaining high standards of corporate governance and continue to refine our policies and practices in light of regulatory initiatives designed to improve corporate governance. Our corporate governance practices are described below in accordance with National Instrument 58-101 — Disclosure of Corporate Governance Practices of the Canadian securities regulatory authorities.

Mandates of the Board of Directors and Management

The mandate of the board of directors is to supervise the management of our business and affairs and to act with a view to the best interests of the Company. A copy of the board of directors’ written mandate is attached to this management information circular as Appendix C. The role of the board of directors focuses on governance and stewardship rather than on the responsibility of management to run our day-to-day operations. Its role is to set corporate direction, assign responsibility to management for achievement of that direction, define executive limitations and monitor performance against those objectives and executive limitations.

Our board of directors has developed position descriptions for the Chair of the Board and the chairs of each committee of the board of directors. It has also developed a position description for our Chief Executive Officer. Responsibilities of the Chair of the Board include providing overall leadership to the board of directors, assuming primary responsibility for the operation and functioning of the board of directors, ensuring compliance with the governance policies of the board of directors and taking a leadership role in ensuring effective communication and relationships between the Company, shareholders, stakeholders and the general public.

Responsibilities of the Chief Executive Officer include the development and recommendation of corporate strategies and business and financial plans for approval of the board of directors, managing the operations of the business in accordance with the strategic direction set by the board of directors, reporting management and performance information to the board of directors and developing a list of risk factors and informing the board of directors of the mechanisms in place to address those risks.

When the Chief Executive Officer also holds the position of Chair of the Board, the board of directors may elect a non-executive Vice Chair or lead director. The Chair of the Board is currently Mr. Rustand, who has been determined to be independent in accordance with the standards described below.

On April 23, 2009, we announced the formation of an Office of the Chairman. The new three-person Office of the Chairman will report to the Board of Directors and is comprised of the Chair of the Board, Mr. Rustand, our President and Chief Operating Officer, Mr. Tiffany, and our newly appointed Chief Restructuring Officer, Michael Gries.

Composition of the Board of Directors

Our board of directors is currently comprised of six directors, a majority of whom are independent as defined by applicable Canadian securities laws and under the current listing standards of the NASDAQ. A director will be considered to be independent if he or she has no direct or indirect material relationship with us, being a relationship that could, in the view of the board of directors, be reasonably expected to interfere with the exercise of the director’s independent judgment. Applicable Canadian securities laws and the NASDAQ listing standards specify circumstances in which directors will be deemed not to be independent, including additional criteria applicable to audit committee members. The board has determined that Messrs. Wilt, Rustand, Holmes, Lee and Dr. DePaolis, are independent and that Dr. Lindstrom is a non-independent director given his relationship with the Company and our subsidiaries. Our board of directors has also determined that Mr. Jonas will be independent upon his election as director. Mr. Wachtman, who served as President and Chief Executive Officer of the Company and as a director until April 23, 2009, was non-independent.

There were 18 meetings of the board of directors in the fiscal year ended December 31, 2008. Each of the meetings was attended by all of the directors who were members of the board of directors at the time of such meeting except that Mr. Wilt missed attendance at one meeting, Mr. Lee missed attendance at one meeting, Dr. Lindstrom missed attendance at three meetings and Dr. DePaolis missed attendance at one meeting. In addition to attending board and applicable committee meetings, our independent directors meet regularly in executive sessions independent of management and non-independent directors to discuss our business and affairs. During the fiscal year ended December 31, 2008, six such meetings were held.

The board of directors takes steps to educate new directors upon their appointment or election to the board of directors including a day-long on-site visit to the Company’s corporate headquarters. Each new director receives a binder with up-to-date information on the corporate organization, financial information and copies of key documents, including the Code of Conduct, Insider Trading Policy, and board and committee mandates and charters. Presentations are made regularly to the board and committees to educate and keep them informed of changes within the Company and the industry.

The Corporate Governance and Nominating Committee is responsible for annually assessing the effectiveness of the board as a whole as well as individual directors. This process includes the circulation of a confidential Board Self-Assessment survey as well as informal discussions. The Survey is summarized and reviewed in depth by the board.

Board Committees

Our board of directors has established three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The charters of each of the committees of our board are available on the Company’s website at www.tlcv.com. The following is a brief description of each committee and its composition.

The Audit Committee currently consists of Messrs. Rustand, Holmes and Wilt and Dr. DePaolis, all of whom are independent directors. The Audit Committee is responsible for the engagement, compensation and oversight of our independent auditors and reviews with them the scope and timing of their audit services and any other services they are asked to perform, their report on the accounts of the Company following the completion of the audit and our policies and procedures with respect to internal accounting and financial controls. The Audit Committee reports its findings with respect to such matters to the board of directors. During the fiscal year ended December 31, 2008, there were seven meetings of the Audit Committee. Each of the meetings was attended by all of the members except that Mr. Wilt missed attendance at one meeting. It is expected that the Audit Committee will consist of Messrs. Rustand, Holmes and Wilt and Dr. DePaolis after the annual meeting of shareholders and that all members will continue to be independent directors. The Audit Committee operates under the Audit Committee Charter adopted by the board of directors. See “Audit Committee Report” below.

During the fiscal year ended December 31, 2008, the Compensation Committee consisted of Messrs. Holmes, Lee and Wilt. The Compensation Committee operates under a written charter established by our board of directors pursuant to which it is responsible for the development of compensation policies and makes recommendations on compensation of executive officers for approval by the board of directors. There were eight meetings of the Compensation Committee relating to the fiscal year ended December 31, 2008. Each of the meetings was attended by all of the members except that Mr. Wilt missed attendance at one meeting. It is expected that the Compensation Committee will consist of Messrs. Holmes, Lee and Wilt after the meeting and that all members will continue to be independent directors. See “Information on Executive Compensation — Report of the Compensation Committee” above.

During the fiscal year ended December 31, 2008, the Corporate Governance and Nominating Committee consisted of Messrs. Lee, Rustand and Dr. DePaolis, all of whom are independent directors. The Corporate Governance and Nominating Committee operates under a written charter established by our board of directors pursuant to which it has been charged with responsibility for:

•	developing and monitoring the effectiveness of the Company’s system of corporate governance;

•	establishing procedures for the identification of new nominees to the board of directors and leading the candidate selection process;

•	developing and implementing orientation procedures for new directors;

•	assessing the effectiveness of directors, the board of directors as a whole and the various committees of the board of directors;

•	ensuring appropriate corporate governance and proper delineation of the roles, duties and responsibilities of management, the board of directors and its various committees; and

•	assisting the board of directors in setting the objectives for our Chief Executive Officer and evaluating his or her performance.

For purposes of identifying potential candidates to serve on our board of directors, the Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but in general, expects qualified candidates will have personal and professional integrity, demonstrated ability and judgment and ample business experience. The Corporate Governance and Nominating Committee will review and consider director nominees recommended by shareholders. The Corporate Governance and Nominating Committee intends to evaluate director nominees recommended by shareholders on the same bases as director nominees recommended by management.

The Corporate Governance and Nominating Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the meeting. Shareholders wishing to recommend director candidates for consideration by the Corporate Governance and Nominating Committee may do so in writing to our Secretary at 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. Nominations for director made by shareholders must be received by the Secretary at least 90 days prior to the anniversary date of our prior year’s management information circular.

During the fiscal year ended December 31, 2008, there were four meetings of the Corporate Governance and Nominating Committee. Each of the meetings was attended by all of the members except that Messrs. Lee and Wilt each missed attendance at one meeting. It is expected that the Corporate Governance and Nominating Committee will consist of Messrs. Lee and Wilt and Dr. DePaolis after the meeting and that all members will continue to be independent directors.

Code of Business Conduct and Ethics

On April 28, 2004, our board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and that is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. A copy of the Code of Business Conduct and Ethics can be requested free of charge by writing or calling the Company’s Vice President of Investor Relations at 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 (888) 289-5824. If a director’s business or personal relationships present a material conflict of interest or the appearance of a conflict of interest, that director is required to refer the matter to the Chair of the Board or Chief Executive Officer for review and presentation to the board where appropriate. Each matter is reviewed individually on its merits and a decision in one matter has no bearing on another. The board reviews the Code annually and ensures that it is sent to all employees of the Company on a routine basis. Further, each director is required annually to disclose transactions and holdings that may be, or appear to be, in conflict with the Code of Business Conduct and Ethics.

Outside Advisors

We have implemented a system which enables an individual director to engage an outside advisor at our expense in appropriate circumstances. The engagement of an external advisor by an individual director, as well as the terms of the retainer and the fees to be paid to the advisor, are subject to the prior approval of the Corporate Governance Committee.

Shareholder Communications

Our board of directors places great emphasis on its communications with shareholders. Shareholders receive timely dissemination of information and we have procedures in place to permit and encourage feedback from our shareholders. Our senior officers are available to shareholders and, through our investor relations department, we seek to provide clear and accessible information about the results of our business and its future plans. We have established an investor web site on the Internet through which we make available press releases, financial statements, annual reports, trading information and other information relevant to investors. Our President and Chief Operating Officer may also be contacted directly by investors through the Internet.

We also have an independent toll-free Workplace Alert Program at 1-888-475-8376 which is available 24 hours a day, seven days a week. Any person may submit a good faith complaint or report a concern regarding accounting or auditing matters related to the Company or our subsidiaries or violations of any of our policies to the Audit Committee through the Workplace Alert Program. Shareholders may also contact our non-management directors by calling the Workplace Alert Program or may contact our board of directors or any of its members by writing to our Secretary at TLC Vision Corporation, 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by email through the Investor Relations page on our website at www.tlcv.com.

All correspondence directed to a particular board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the Chair of the board of directors.

All directors are encouraged, but not required, to attend our annual meeting of shareholders. All of our then-current directors attended our last annual and special meeting of the shareholders held on June 10, 2008.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The members of the Audit Committee currently are Messrs. Holmes, Rustand and Wilt and Dr. DePaolis. Each member of the Audit Committee is independent in the judgment of the board of directors as required by the current listing standards of NASDAQ. Messrs. Rustand and Wilt have been designated by the board of directors as Audit Committee financial experts. The SEC has indicated that the designation as an audit committee financial expert does not make a person an “expert” for any purpose, impose on him or her any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him or her as a member of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s primary responsibility is to oversee our financial reporting process on behalf of the board of directors and to report the result of its activities to the board, as described in the Audit Committee Charter. The principal recurring duties of the Audit Committee in carrying out its oversight responsibility include reviewing and discussing with management and the independent auditors our quarterly and annual financial statements, evaluating the audit efforts of our independent auditors and evaluating the reasonableness of significant judgments and the clarity of disclosures. The Committee also monitors with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, as well as the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has reviewed and discussed with management of the Company our audited financial statements for the fiscal year ended December 31, 2008. The Audit Committee has also discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received from the independent auditors’ written affirmation of their independence as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed with Ernst & Young LLP the firm’s independence.

Based upon the review and discussions summarized above, the Audit Committee recommended to the board of directors that our audited financial statements as of December 31, 2008 and for the year then ended be included in our annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC and the Canadian securities regulatory authorities.

Warren S. Rustand	Dr. Michael D. DePaolis	Jay T. Holmes	Toby S. Wilt

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

We maintain directors’ and officers’ liability insurance. Under this insurance coverage the insurer pays on our behalf for losses for which we indemnify our directors and officers, and on behalf of individual directors and officers for losses arising during the performance of their duties for which we do not indemnify them. The total limit for the policy is $30,000,000 per policy term subject to a deductible of $100,000 per occurrence with respect to corporate indemnity provisions and $500,000 if the claim relates to securities law claims. The total premiums in respect of the directors’ and officers’ liability insurance for the fiscal year ended December 31, 2008 were approximately $435,600. The insurance policy does not distinguish between directors and officers as separate groups.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No officer, director or employee, or former officer, director or employee, of us or any of our subsidiaries, or associate of any such officer, director or employee is currently or has been indebted (other than routine indebtedness of employees and non-executive officers) at any time since January 1, 2008 to the Company or any of our subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

Our General Counsel is primarily responsible for reviewing all relationships and transactions in which the Company, on the one hand, and its significant shareholders or the Company’s directors and executive officers, or members of their respective immediate families, on the other hand, are participants and for assessing whether any of such persons has a direct or indirect material interest. Our General Counsel is also primarily responsible for developing and implementing processes to obtain information relevant to such review from the Company’s significant shareholders and its directors and executive officers. Transactions that are determined to necessitate disclosure pursuant to the SEC’s rules or the rules of the Canadian provincial securities regulatory authorities are disclosed in our proxy statement and are brought to the board of directors for pre-approval or ratification, as the case may be. The Company is also subject to the requirements of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Ontario and Quebec securities regulatory authorities which imposes certain procedural and other approval requirements on certain related party transactions.

Any director who has a material interest in such a transaction (or whose family member has such a material interest) will declare his or her interest and will recuse himself or herself from any decision of the board of directors in connection with such matter.

Related Party Transactions

The Company has an agreement with Minnesota Eye Consultants to provide refractive access services. Dr. Richard Lindstrom, a director of TLCVision, is founder, partner and attending surgeon of Minnesota Eye Consultants. The Company received revenue of $0.8 million, $1.0 million and $0.8 million as a result of the agreement for the years ended December 31, 2008, 2007 and 2006, respectively. Dr. Lindstrom also receives annual compensation from the Company in his capacity as medical director of TLCVision and as a consultant to Sightpath Medical.

In 2008, Dr. Lindstrom also earned a total of $85,000 and 105,000 options in compensation from us in his capacity as the medical director of the Company, member of the Company’s Clinical Advisory Group, and as a consultant to Sightpath Medical, a cataract services provider and wholly owned subsidiary of the Company.

As of December 31, 2008, the Company owned approximately 8% of OccuLogix, Inc. One of the Company’s current directors (Dr. Lindstrom) is also a director of OccuLogix. Further Mr. Davidson, who resigned from the Company’s board of directors in January 2008, was also a director of OccuLogix.

None of our principal shareholders, senior officers or directors, or any of their associates or subsidiaries, has any other interest in any other transaction since January 1, 2008 or any other proposed transaction that has materially affected or would materially affect the Company or its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as at April 29, 2009, the number of our common share beneficially owned by each of our directors, management nominees for director and named executive officers, our directors, nominee directors and executive officers as a group, and each person who, to the knowledge of our directors or officers, beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying more than 5% of the voting rights attached to all our outstanding common shares.

Directors, Nominee Directors,	Shares	Percentage of
Named Executive Officers and	Beneficially	Common Shares
5% Shareholders	Owned	Beneficially Owned

Highland Capital	8,213,508	16.2%
Black River Asset Management	5,606,578	11.1%
James C. Wachtman	447,000	*
Steven P. Rasche	191,800	*
James B. Tiffany	153,600	*
Richard L Lindstrom, M.D**	139,000	*
Brian L. Andrew	113,750	*
Warren S. Rustand**	55,180	*
Toby S. Wilt**	55,000	*
Michael D. DePaolis, O.D**	35,000	*
Larry D. Hohl	21,250	*
Gary P. Jonas	15,000	*
Jay T. Holmes**	7,500	*
Olden C. Lee**	7,500	*
All directors, management nominees for director and executive officers as a group (16 persons)	1,416,248	2.8%

*	Less than one percent.
**	Excludes conditional options granted on December 10, 2008. Such options granted to board of directors will vest immediately upon satisfaction of conditions.

Under the rules of the SEC, common shares which an individual or group has a right to acquire within 60 days by exercising options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

“Highland Capital” refers to Highland Capital Management, L.P. The share information for Highland Capital is based on a report on Form 13F, as amended filed with the SEC on March 27, 2009. This report indicates that Highland Capital Management, L.P. has sole voting and dispositive power with respect to all common shares owned. The principal address of Highland Capital Management, L.P. is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240. James D. Dondero, the President of Highland Distressed Opportunities Fund, Inc. and the President and a director of Strand Advisors, Inc. (the general partner of Highland Capital), may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or for the benefit of Highland Capital.

“Black River Asset Management” refers to Black River Asset Management LLC. The share information for Black River Asset Management is based on a report on Form 13F filed with the SEC on February 17, 2009. This report indicates that Black River Asset Management LLC has sole voting and dispositive power with respect to 5,606,578 common shares. The principal address of Black River Asset Management LLC is 12700 Whitewater

Drive, Minnetonka, MN 55343. Black River Asset Management is a wholly owned subsidiary of Cargill, Incorporated.

Messrs. Wachtman, Rasche, Tiffany and Andrew respectively beneficially own 17,446, 7,369, 9,600 and 752 common shares in their individual 401(k) plans.

Messrs. Rasche, Tiffany and Andrew respectively beneficially own 23,440, 16,000 and 12,964 common shares in the employee share purchase plan.

Unless otherwise disclosed, the shareholders named in the table have sole voting power and sole investment power with respect to all shares beneficially owned by them.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2008 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Equity Compensation Plan Information as of December 31, 2008

Number of Shares
Remaining Available
	Number of Shares			for Future Issuance
	to be Issued Upon	Weighted-Average		Under Equity
	Exercise of	Exercise Price of		Compensation Plans
	Outstanding	Outstanding		(excluding shares
	Options, Warrants	Options, Warrants		reflected in first
Plan Category	and Rights (000’s)	and Rights		column) (000’s)

As of December 31, 2008
Equity compensation plans approved by security holders	5,015	$4.14	(1)	61
Equity compensation plans not approved by security holders	—	—		—
Total	5,015	$4.14	(1)	61

(1)	Represents the weighted-average exercise price of outstanding options, warrants and rights denominated in U.S. dollars. The weighted-average exercise price of outstanding options, warrants and rights denominated in Canadian dollars was Cdn. $4.79.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such directors, officers and 10% shareholders are also required by the SEC’s rules to furnish us with copies of all Section 16(a) reports they file. We assist our directors and officers in preparing their Section 16(a) reports. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and 10% shareholders were complied with during the fiscal year ended December 31, 2008.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Any proposal of a shareholder intended to be presented for a vote by the Company’s shareholders at our annual meeting of shareholders for the fiscal year ended December 31, 2009 must be received by our executive office not later than March 22, 2010 to be considered for inclusion in the management information circular for that meeting. Shareholder proposals received after such date may not be included in the management information circular for that meeting. Shareholder proposals not included in the management information circular may not be considered at the meeting. In addition, if the Company receives notice of a shareholder proposal after March 22, 2010, the persons named as proxies for the 2010 annual meeting will have discretionary authority to vote on such proposal.

ANNUAL INFORMATION

You can obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (which includes our most recently filed annual financial statements, together with the accompanying report of our independent auditors) and any pertinent pages of any documents incorporated by reference therein, Quarterly Reports that have been filed for periods after the end of the 2008 fiscal year, and additional copies of this management information circular without charge on our website at (www.tlcvision.com) or by writing or calling our Secretary at 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017, 636-534-2275. You may also obtain such documents and additional information about the Company on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

OTHER BUSINESS

We know of no other matter to come before the meeting other than the matters referred to in the notice of meeting.

DIRECTORS’ APPROVAL

The contents and sending of this management information circular have been approved by our board of directors.

By Order of the Board of Directors

Brian L. Andrew
General Counsel and Secretary

April 30, 2009

APPENDIX A

TLC VISION CORPORATION
RESOLUTION NO. 1

Resolved that:

1. The TLC Vision Corporation Amended and Restated Share Option Plan be and is hereby amended and restated in its entirety as the TLC Vision Corporation 2009 Long-Term Incentive Plan attached as Appendix B to this management information circular.

2. Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to do all acts and things and execute, whether under the corporate seal of the Company or otherwise, and deliver or cause to be delivered all documents and instruments as in the opinion of such director or officer may be necessary or desirable to carry out the intent of the foregoing resolution.

TLC VISION CORPORATION
RESOLUTION NO. 2

Resolved that:

1. The one-time stock option exchange program for employees other than directors and executive officers as described in this management information circular is hereby approved.

2. Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to do all acts and things and execute, whether under the corporate seal of the Company or otherwise, and deliver or cause to be delivered all documents and instruments as in the opinion of such director or officer may be necessary or desirable to carry out the intent of the foregoing resolution.

TLC VISION CORPORATION
RESOLUTION NO. 3

Resolved that:

1. The TLC Vision Corporation Amended and Restated Share Option Plan (as the same may be amended and restated as the TLC Vision Corporation 2009 Long-Term Incentive Plan) be and is hereby amended to increase the number of common shares reserved for issuance under such plan by 1,000,000, from 9,116,000 common shares to 10,116,000 common shares; provided that, such amendment shall only be effective if Resolution No. 2 regarding the one-time stock option exchange program is not approved.

2. Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to do all acts and things and execute, whether under the corporate seal of the Company or otherwise, and deliver or cause to be delivered all documents and instruments as in the opinion of such director or officer may be necessary or desirable to carry out the intent of the foregoing resolution.

A-1

APPENDIX B

TLC VISION CORPORATION
2009 LONG-TERM INCENTIVE PLAN

1.	Purposes of the Plan

The purposes of the Plan are (a) to promote the long-term success of the Corporation and its Affiliates, and to increase shareholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Corporation, and (b) to assist the Corporation to attract, retain and motivate highly qualified individuals who are in a position to make significant contributions to the Corporation and its Affiliates.

2.	Definitions and Rules of Construction

(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below, unless otherwise defined elsewhere in this Plan:

“Affiliate” means any entity which is an “affiliate” of the Corporation for the purposes of Ontario Securities Commission National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time, or, in the absence of such definition, means any corporation that is an affiliate of the Corporation as defined under the Securities Act (Ontario).

“Applicable Law” means any and all applicable laws, rules, regulations and other legal requirements, including, as applicable, the Securities Act (Ontario), Section 16(b) of the Exchange Act, Section 162(m) and Section 409A(a) of the Code, the Income Tax Act, and the listing standards of NASDAQ and the TSX.

“Award” means any of a Performance Cash Award, Stock Appreciation Right, Option, Restricted Share, Restricted Share Unit, Performance Share, Performance Share Unit, or Other Award granted by the Board pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other document approved by the Board from time to time that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media and shall be signed by the Participant.

“Blackout Period” means the period imposed by the Corporation, during which specified individuals, including insiders of the Corporation, may not trade in the Corporation’s securities (and includes any period in which a Participant has material information affecting the Corporation that has not been publicly disclosed), but does not include any period when a regulator has halted trading in the Corporation’s securities.

“Board” means the Board of Directors of the Corporation or a committee appointed pursuant to Section 3(a) the Plan.

“Canadian Taxpayer” means an Eligible Individual who is resident in Canada for purposes of the Income Tax Act.

“Cause” has the meaning assigned to cause or just cause in the employment agreement, if any, between a Participant and the Employer; provided, that if there is no such employment agreement or no such definition, “Cause” means (1) the failure of the Participant to perform his duties with the Employer (other than failure resulting from death or the inability of the Participant to perform the essential functions of his job, with or without a reasonable accommodation) if the Employer gives notice of such breach and it remains uncured for five (5) days following such notice; (2) any act by the Participant of fraud or dishonesty with respect to any aspect of the business of the Corporation or an Affiliate of the Corporation; (3) misappropriation of funds or any corporate opportunity; (4) a conviction or affirmative finding by an appropriate court or administrative agency that the Participant is guilty of an indictable offence or crime of moral turpitude; (5) acts by the Participant attempting to secure or securing any personal profit not fully disclosed to and approved by the Employer in connection with any transaction entered into on behalf of the Employer; (6) gross, willful or wanton negligence or misconduct by the Participant; or (7) any other conduct determined by a Court of competent jurisdiction to constitute cause.

“Change in Control” means the occurrence of any of the following:

(i) Any Person directly or indirectly acquires, within a twelve month period, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; or

(ii) A sale of all or substantially all of the Corporation’s assets to any Person, other than a sale immediately following which the shareholders of the Corporation immediately prior to the sale own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such sale; (B) the purchaser of or successor to the Corporation’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of sales; or (D) the parent Corporation owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(iii) Within any 12-month period, the persons who were members of the Board of Directors immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Corporation. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors, so long as such director was not nominated by a Person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board).

“Change in Control Price” means the highest price paid for a Share in a Change in Control transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations issued thereunder.

“Consultant” has the meaning given to such term in Ontario Securities Commission National Instrument 45-106 — Trades to Employees, Senior Officers, Directors and Consultants, as amended from time to time.

“Corporation” means TLC Vision Corporation.

“Effective Date” means the date on which the Plan is approved by shareholders of the Corporation.

“Eligible Individuals” means any officer, employee, director or Consultant of the Company or any of its Affiliates who should also constitute an “employee” for purposes of Form S-8 under the Securities Act of 1933, as amended.

“Employer” means the Corporation or the Affiliate of the Corporation that employs the Participant.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” has the meaning set out in Section 7(b).

“Fair Market Value” means, the closing selling price of a Share on the day prior to the applicable day as reported on the NASDAQ, the TSX, or a national securities exchange or automated quotation system that may be designated by the Board (or, if there were no sales on the determination date, the average of the highest and lowest quoted selling prices as reported on the most recent date on which a sale occurred) and if the Shares are not then traded on any such exchange, means, the fair market value of a Share determined by the Board through the reasonable application of a reasonable valuation methodology in accordance with Section 409A of the Code.

“Good Reason” for a Participant’s termination of employment following a Change in Control has the meaning assigned to good reason or justification for resignation in the employment or change of control agreement, if any, between such Participant and the Employer; provided, however, that if there is no such agreement or no such definition, “Good Reason” shall mean any of the following acts by the Employer without the consent of the Participant, in each case which is not remedied by the Employer promptly after receipt of notice thereof given by the Participant): (i) material diminution of the Participant’s position, authority, title, reporting requirements, duties, or responsibilities as in effect on the date immediately prior to the Change in Control, or (ii) a reduction by the Employer in the Participant’s base salary as in effect on the date immediately prior to the Change in Control, or (iii) a material adverse change to the Employer’s incentive plans from the plans in effect immediately prior to the Change in Control other than a reduction in incentive compensation resulting from the failure of the Participant or the Employer to achieve targets; or (iv) a requirement that the Participant be based at any office or location more than 50 miles from the office or location at which the Participant was based on the date immediately prior to the Change in Control, or to travel on Employer business to a substantially greater extent than required immediately prior to the Change in Control or (v) any other adverse change determined by a Court of competent jurisdiction to constitute constructive dismissal.

“In The Money Amount” has the meaning set out in Section 9(a).

“Incentive Stock Option” means an Option that complies with the requirements of Section 422 of the Code or any successor provision.

“Income Tax Act” means the Income Tax Act (Canada) and the Regulations promulgated thereunder as amended from time to time.

“NASDAQ” means The Nasdaq Stock Market or successors thereto.

“Non-Employee Director” means any member of the Board who is not an officer or employee of the Corporation or any Affiliate.

“Nonqualified Stock Option” means an Option that does not comply with the requirements of Section 422 of the Code or any successor provision.

“Option” means an Option granted pursuant to Section 7.

“Other Award” means any form of Award granted pursuant to Section 11.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Cash Award” means an award granted pursuant to Section 10(a).

“Performance Conditions” means any performance based terms or conditions to which the Board makes an Award subject.

“Performance Goal” means any performance measure established by the Board pursuant to Section 6(h).

“Performance Period” means the period established by the Board and set forth in the applicable Award Document in respect of which Performance Goals are measured.

“Performance Share” means an award granted pursuant to Section 10(b).

“Performance Share Unit” means an award granted pursuant to Section 10(c).

“Permitted Transferee” means (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of the Participant’s family members, (iii) one or more entities that are beneficially owned in whole or in part by one or more of the Participant’s family members, or (iv) a charitable or not-for-profit organization.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except for (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities of the Corporation pursuant to an offering of the securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

“Plan” means this TLC Vision Corporation 2009 Long-Term Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a).

“Restricted Share” means an award granted pursuant to Section 8(a).

“Restricted Share Unit” means an award granted pursuant to Section 8(b).

“RRSP” means a registered retirement savings plan pursuant to the Income Tax Act.

“Section 409A Award” means an Award that provides for a “deferral of compensation” within the meaning of Section 409A of the Code.

“Section 162(m) Award” means an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

“Share” means a common share of the Corporation or another class of share or other securities that may be applicable in accordance with Section 13 and as adjusted pursuant to Section 13(b).

“Stock Appreciation Right” means an award granted pursuant to Section 9.

“Target Number” means the target number of Shares established by the Board for an Award and set forth in the applicable Award Document.

“Target Payment” means the target cash payment for an Award established by the Board and set forth in the applicable Award Document.

“Termination Date” means the date on which a Participant ceases to be an Eligible Individual and does not include any period of statutory, reasonable or contractual notice or any period of salary continuation or deemed employment.

“TSX” means the Toronto Stock Exchange or successors thereto.

“U.S. Taxpayer” means an Eligible Individual who is a U.S. citizen or U.S. permanent resident for purposes of the Code.

(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3. Administration

(a) The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the committee.

(b) Subject to the limitations of this Plan, the Board has the authority: (1) to grant Awards to Eligible Individuals; (2) to determine the terms, including the limitations, restrictions, conditions and Performance Conditions, if any, applicable to such grants; (3) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan as it may from time to time deem advisable, subject to prior approval by an applicable regulatory authority, if required; and (4) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations will be conclusive and binding upon all parties.

4. Eligibility

(a) Eligible Individuals. Awards may be granted to any Eligible Individual. Only employees of an Employer may be granted Incentive Stock Options. The Board shall have the authority to select the Eligible Individuals to whom Awards are granted and to determine the type, number and terms of Awards to be granted to each Participant. Under the Plan, references to “employment” or “employed” include the engagement of Participants who are Consultants and the service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b) Grants to Participants. The Board shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of the Eligible Individual having received a prior Award or having been previously designated as a Participant. The Board may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.  Shares Subject to the Plan

(a) Plan Limit. Subject to adjustment in accordance with Section 13, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be [10,116,000 or 9,116,000 depending on approval of exchange and plan increase].

(b) Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Corporation to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.

(c) Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13, the following special limits shall apply to Shares available for Awards under the Plan:

(1) the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year may not exceed 5% of the Shares outstanding;

(2) the maximum dollar value of Awards (other than those Awards set forth in Section 5(c)(1)) that may be awarded to any Eligible Individual and an RRSP (in accordance with Section 6(k)) is the lesser of $5,000,000 measured as of the date of grant (with respect to Awards denominated in cash) or 5% of the Shares outstanding, on a non-diluted basis, measured as of the date of grant (with respect to Awards denominated in Shares);

(3) the maximum number of Shares that may be issued pursuant to Awards may not exceed the number of Shares required by an applicable regulatory authority;

(4) no more than 10% of the Corporation’s total issued and outstanding securities may be issued to insiders of the Corporation within any one year period or be issuable to insiders at any time under the Plan and all of the Corporation’s other security based compensation arrangements. “Insider” and “security based compensation arrangement” for this purpose have the meanings attributed thereto in the TSX Company Manual;

(5) the maximum number of Shares that may be issued pursuant to Options or Stock Appreciation Rights granted to any Non-Executive Director, other than the Chairman of the Board of Directors, may not exceed 15,000 Shares (subject to adjustment as provided in Section 13(b)) in the aggregate in any calendar year;

(6) the maximum number of Shares that may be issued pursuant to Options or Stock Appreciation Rights granted to the Chairman of the Board of Directors may not exceed 60,000 Shares (subject to adjustment as provided in Section 13(b)) in the aggregate in any calendar year;

(7) and the maximum aggregate number of Shares that may be issued through Incentive Stock Options under the Plan is 1,000,000.

(8) The maximum number of Shares with respect to which Options and Stock Appreciation Rights may be awarded to any Eligible Individual under the Plan in any calendar year of the Corporation is 1,000,000.

6.	Awards in General

(a) Types of Awards. Any Award may be granted singly or in combination or tandem with any other Award, as the Board may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Corporation, including the plan of any acquired entity.

(b) Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Board for the Award. The Award Document shall contain terms and conditions that are consistent with the Plan. Notwithstanding the foregoing, and subject to Section 409A(a)(3) of the Code where applicable to a U.S. Taxpayer and to other Applicable Law, the Board may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Board any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c) Termination of Employment. The Board shall specify at the time of grant of an Award and in the Award Document the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with his Employer. Subject to Section 409A(a)(3) of the Code where applicable to a U.S. Taxpayer to and other Applicable Law, in connection with a Participant’s termination of employment, the Board shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award but not beyond the original term of the Award.

(d) Change in Control. Except as otherwise specified in an Award Document (or a Participant’s written employment agreement with the Employer), upon termination of a Participant’s employment by the Company without Cause, or by the Participant for Good Reason, within a period of one year following the occurrence of a Change in Control:

(1) any and all Options and Stock Appreciation Rights outstanding as of the effective date of the Change in Control may, in the discretion of the Board become fully and immediately exercisable;

(2) any restrictions imposed on Restricted Shares and Restricted Share Units outstanding as of the effective date of the Change in Control may, in the discretion of the Board lapse;

(3) any Performance Goals or Performance Conditions with respect to all Awards that are outstanding as of the effective date of the Change in Control may, in the discretion of the Board be deemed to have been attained at the specified target level of performance; and

(4) the vesting of all Awards denominated in Shares outstanding as of the effective date of the Change in Control may, in the discretion of the Board be accelerated to such date.

Subject to Section 162(m) and Section 409A(a)(3) of the Code where applicable to a U.S. Taxpayer and to other Applicable Law, the Board may, in its discretion, provide, in an Award Document or subsequent to the grant of an Award, for the accelerated vesting, exercisability and/or the deemed attainment of a Performance Goal with respect to an Award upon specified events similar to a Change in Control.

Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified upon or after a Change in Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 16, the Board may terminate, amend or modify this Section 6(d) at any time and from time to time prior to a Change in Control.

In connection with a Change of Control or proposed Change of Control, the Board may, on 5 days notice and in a fair and equitable manner, determine the manner in which each outstanding Award and all rights granted under the Plan shall be treated including, for example, requiring the acceleration of the expiry time for the exercise of Awards by the Participants and of the time for the fulfillment of any conditions or restrictions on such exercise, and/or declaring that each outstanding Award shall be automatically vested and exercisable or paid out in full conditional on the completion of the Change of Control. All determinations of the Board pursuant to this Section (including a determination that it would be appropriate not to make an adjustment in the circumstances) shall be conclusive and final.

(e) Dividends and Dividend Equivalents. The Board may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award (other than an Option or Stock Appreciation Right), which right, if any, shall be set out in the Award Document. The payments may be paid currently or be deemed to be reinvested in Awards or Shares, and made in Awards, Shares, cash, or a combination of thereof, as the Board shall determine. The terms of any reinvestment of dividends shall comply with Section 409A of the Code and other Applicable Law.

(f) Fractional Shares. No fractional Shares shall be issued or delivered pursuant to any Award under the Plan and any right to receive a fractional Share shall be forfeited.

(g) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to Shares covered by an Award (including voting rights) until (and, except as provided in Section 13, no adjustment shall be made for dividends or other rights for which the record date is prior to) the date the Participant or his nominee becomes the holder of record of the Shares.

(h) Performance-Based Awards. i) The Board may determine whether any Award under the Plan is a Section 162(m) Award. Section 162(m) Awards shall be conditioned on the achievement of one or more Performance Goals to the extent required by the exemption for “qualified performance-based compensation” under Section 162(m) of the Code and shall be subject to all other conditions and requirements of the exemption under Section 162(m). The Performance Goals shall be comprised of specified levels of one or more objective financial performance measures as the Board determines appropriate. The Performance Goals may relate to the individual Participant, the Corporation or an Affiliate, division, department, region, function or business unit of the Corporation.

The Participants to receive Section 162(m) Awards shall be designated, and the applicable Performance Goals shall be established, by the Board within 90 days following the commencement of the applicable Performance Period (or an earlier or later date permitted or required by Section 162(m) of the Code) and shall be set out in the applicable Award Document. Each Participant shall be assigned a Target Number or Target Payment payable if Performance Goals are achieved. Any payment of a Section 162(m) Award granted with Performance Goals is conditional on the written certification of the Board in each case that the Performance Goals and any other material conditions were satisfied. The Board may determine, at the time of grant, that if performance exceeds the specified Performance Goals, the Award may be settled with payment greater than the Target Number or Target Payment, but in no event may the payment exceed the limits set forth in Section 5(c).

(i) Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Board, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. The terms of any deferrals shall: (i) comply with Section 409A(a) and Section 162(m) of the Code where applicable to a U.S. Taxpayer; (ii) be interpreted and administered in a manner in which the deferral shall not be considered a “salary deferral arrangement” within the meaning of the Income Tax Act where applicable to a Canadian tax payer; and (iii) comply with other Applicable Law. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Board at or after the time of grant.

(j) Repricing of Options and Stock Appreciation Rights. Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being cancelled or surrendered as a condition of receiving a new Award, if the new Award would have a lower exercise price than the Award it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted, except with the prior approval of the Corporation’s shareholders. The foregoing shall not prevent adjustments permitted pursuant to Section 13.

(k) Grant to Participant’s RRSP. Upon written notice from the Participant, an Award that might otherwise be granted to that Participant, will be granted, in whole or in part, to an RRSP established by and for the sole benefit of the Participant. The determination of whether and the extent to which a Participant is entitled by the Income Tax Act to contribute Awards to the Participant’s RRSP shall be the responsibility of the Participant.

7. Terms and Conditions of Options

(a) General. The Board, in its discretion, may grant Options to Eligible Individuals and shall determine for those Eligible Individuals who are U.S. Taxpayers whether the Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall be in the form and contain the provisions that the Board may from time to time deem appropriate and in the case of Eligible Individuals who are U.S. Taxpayers, shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time.

(b) Exercise Price. The exercise price of an Option (the “Exercise Price”) shall be fixed by the Board at the time of grant, shall be specified in the Award Document and may not be less than the Fair Market Value of a Share on the date of grant.

(c) Term. An Option shall be effective for the term determined by the Board and set forth in the Award Document relating to the Option. The term of an Option may in no event extend beyond the tenth anniversary of the date of grant. Notwithstanding the foregoing, if an Option (other than an Incentive Stock Option) would otherwise expire during or shortly after the end of a Blackout Period, the term of such Option shall automatically be extended until 10 business days after the end of the Blackout Period.

(d) Exercise; Payment of Exercise Price. Options shall be exercised by delivery of a notice of exercise in the form attached or in any other form approved by the Corporation. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) subject to such limitations as may be imposed by the Corporation from time to time to ensure compliance with Applicable Laws, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option and having a Fair Market Value (calculated as of the date of exercise) equal in value to the exercise price, (iii) by a combination of (i) and (ii), (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price and any required tax or other withholding obligations or (v) by other means that the Board may authorize. In accordance with the rules and procedures authorized by the Board for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Board from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or through other procedures determined by the Corporation from time to time.

(e) Vesting and Performance Conditions. The Board may determine that Options or the exercise of Options is subject to vesting requirements or the achievement of Performance Conditions which shall be set out in the Award Document.

8. Terms and Conditions of Restricted Shares and Restricted Share Units

(a) Restricted Shares. The Board, in its discretion, may grant or sell Restricted Shares to Eligible Individuals. Restricted Shares shall consist of one or more Shares granted to an Eligible Individual in respect of past service or sold to an Eligible Individual, subject to the terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document. Restricted Shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be cancelled.

(b) Restricted Share Units. The Board, in its discretion, may grant Restricted Share Units to Eligible Individuals. A Restricted Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, a Share and/or cash equal to the Fair Market Value of a Share. Restricted Share Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be cancelled. Restricted Share Units may be redeemed for Shares issued to the Participant or, at the sole discretion of the Board, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of settlement.

9. Stock Appreciation Rights

(a) General. The Board, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date over the Exercise Price for the number of Shares for which the Stock Appreciation Right is exercised (the “In The Money Amount”). The Exercise Price shall be set by the Board in accordance with Section 7(b). Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares having an aggregate Fair Market Value as of the date of exercise equal to the In The Money Amount. The term of a Stock Appreciation Right shall not exceed ten years.

(b) Stock Appreciation Rights in Tandem with Options. A Stock Appreciation Right may be granted in tandem with an Option either at the same time as the Option or at a later date. A Stock Appreciation Right granted in tandem with an Option shall cover the same number of Shares as the Option and shall be exercisable only at the same time or times and to the same extent, and shall have the same term, as the Option. The Exercise Price of a Stock Appreciation Right granted in tandem with an Option shall equal the Exercise Price of the Option. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be cancelled automatically to the extent of the number of Shares covered by the Stock Appreciation Right exercised. Upon exercise of an Option granted in tandem with a Stock Appreciation Right, the Stock Appreciation Right shall be cancelled automatically to the extent of the number of Shares covered by the Option exercised.

10. Terms and Conditions of Performance Cash Awards, Performance Shares, and Performance Share Units

(a) Performance Cash Awards. The Board, in its discretion, may grant Performance Cash Awards to Eligible Individuals. A Performance Cash Award shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document, a cash Target Payment conditional on the achievement of Performance Conditions over the applicable Performance Period. Performance Cash Awards shall be settled in cash.

(b) Performance Shares. The Board may grant Performance Shares to Eligible Individuals. Performance Shares shall entitle the Participant to receive subject to the other terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document a Target Number of Shares conditional on the achievement of Performance Conditions over the applicable Performance Period.

(c) Performance Share Units. The Board, in its discretion, may grant Performance Share Units to Eligible Individuals. A Performance Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document, a Target Number of Shares conditional on the achievement of Performance Conditions over the applicable Performance Period. The number of Performance Share Units which are redeemed may be greater or less than the Target Number of Shares, depending on the level of achievement of the Performance Conditions. At the sole discretion of the Board, Performance Share Units may be redeemed for Shares issued to the Participant, cash, or a combination of Shares and cash, with a value equal to the Fair Market Value of the Shares underlying the Performance Share Unit at the applicable date.

11. Other Awards

The Board may grant to Eligible Individuals other forms of equity-based or equity-related Awards not described above that the Board determines to be consistent with the purpose of the Plan and in the interests of the Corporation. The Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination of the foregoing.

12. Certain Restrictions

(a) Transfers. No Award shall be transferable other than pursuant to a beneficiary designation under Section 12(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be. The Board may, however, subject to Applicable Law and the terms and conditions that it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted

Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b) Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom the Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c) Beneficiary Designation. A Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his death before he receives any or all of the benefit. Each beneficiary designation shall revoke all prior designations by the same Participant, and shall be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime, in the form or manner that the Board may prescribe from time to time and consistent with Applicable Laws.

13. Recapitalization or Reorganization

(a) Authority of the Corporation and Shareholders. The existence of the Plan, the Award Documents and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Corporation or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or business, any merger or consolidation of the Corporation, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights under Shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Board in the event of a share split, share consolidation, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of securities or property of the Corporation affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share, if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Board (including by payment of cash to a Participant to the extent permitted under Section 409A of the Code where applicable to a U.S. Taxpayer and under other Applicable Law) in order to preserve the benefits or potential benefits intended to be made available to Participants. The adjustments shall be made by the Board. Unless otherwise determined by the Board, the adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule as applied to the Award prior to such adjustment.

14. Term of the Plan

Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding. After termination of the Plan, the Board shall continue to have all the powers and rights to deal with outstanding Awards it would have had if the Plan had remained in full force and effect. No Awards may be granted under the Plan after the tenth anniversary of the Effective Date.

15. Effective Date

The Plan shall become effective on the Effective Date.

16. Amendment and Termination

(a) Subject to Applicable Law, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan. However, no termination, amendment, modification or suspension (i) shall be effective without the approval of the shareholders of the Corporation if shareholder approval is required under the rules and listing standards of NASDAQ, the TSX or other Applicable Law and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder of the Award.

(b) Notwithstanding the foregoing and subject to Section 16(c), the Board shall have broad authority to amend the Plan or any Award under the Plan without the approval of shareholders and without the consent of a Participant to the extent it deems necessary or desirable to (a) comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other Applicable Law, (b) take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in 13(b)), (c) take into account significant acquisitions or dispositions of assets or other property by the Corporation, or (d) make any other changes, not materially adverse to any outstanding Award, that the Board, in its absolute discretion, determines are in the interests of the Corporation.

(c) The Board shall not be entitled to make any of the following types of amendments to the Plan without shareholder approval:

(1) Any increase to the number of Shares issuable under the Plan or change from a fixed number of shares issuable under the Plan to a percentage;

(2) Any amendment to the Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(3) Any amendment which reduces the Exercise Price or would result in the Exercise Price for any Option or Stock Appreciation Rights granted under the Plan being lower than the Fair Market Value of the Shares at the time the Option or Stock Appreciation Rights is granted, except adjustments pursuant to Section 13(b);

(4) Any amendment expanding the categories of Eligible Individuals which would have the potential of broadening or increasing insider participation under the Plan;

(5) Any amendment extending the term of an Option or Stock Appreciation Right held by an insider beyond its original term, except an extension of an Option that would otherwise expire during a Blackout Period, to 10 days following the end of the Blackout Period; and

(6) Amendments required to be approved by shareholders under Applicable Law.

17. Miscellaneous

(a) Tax Withholding. The Employer may require any individual entitled to receive a payment or issuance of a Share pursuant to an Award to remit to the Employer, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Employer may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Corporation to withhold Shares that would otherwise be received by the individual, or may repurchase, at a price equal to the Fair Market Value of such Shares (calculated as of the date the Award is payable) that were issued to the Participant, to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with Applicable Law and pursuant to any rules that the Board may establish from time to time. The Employer shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.

(b) No Right to Awards or Employment. No person shall have any claim or right to receive Awards. Neither the Plan, the grant of Awards nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Employer, or to interfere with or to limit in any way the right of the Employer to terminate the employment of the Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Corporation and the Affiliates, unless otherwise specifically provided for under the terms of the plan or arrangement or by the Board.

(c) Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of the Shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Corporation has determined that an exemption from registration and from qualification under state “blue sky” laws is available) and (iii) complies with foreign securities laws and other Applicable Law. The Board may require each Eligible Individual purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Corporation in writing that the Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution of the Shares.

(d) Section 162(m) of the Code. The Plan is intended to comply in all respects with the requirements of the exemption for “qualified performance-based compensation” under Section 162(m) of the Code. However, in the event the Board determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of the Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect. All Section 162(m) Awards shall be established by a committee comprised solely of two or more outside directors within the meaning of Section 162(m) of the Code and the Treasury regulations issued thereunder.

(e) Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes the requirements of, or would cause an Award to a U.S. Taxpayer to be subject to additional taxes, accelerated taxation, interest and/or penalties under, Section 409A of the Code, the provision may be modified by the Board without consent of the Participant in any manner the Board deems reasonable or necessary to avoid such result. In making the modifications the Board shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. Moreover, any discretionary authority that the Board may have pursuant to the Plan shall not be applicable to a Section 409A Award to the extent the discretionary authority would contravene the requirements of Section 409A of the Code.

(f) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States or Canada (“North America”). To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of Canada or the United States, or who are domiciled or resident in Canada or the United States but who are subject to the tax laws of a jurisdiction outside of Canada or the United States, the Board may adjust the terms of the Awards granted to the Eligible Individual (i) to comply with the laws, rules and regulations of the applicable jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Board to adopt, on behalf of the Corporation, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of Canada or the United States.

(g) Satisfaction of Obligations. Subject to Section 409A(a)(3) of the Code where applicable to a U.S. Taxpayer and to other Applicable Law, the Corporation may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Corporation and the Affiliates in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(h) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Corporation or any Affiliate from taking any corporate action, whether or not it would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Corporation or any Affiliate as a result of any corporate action.

(i) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Corporation. The Board may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan provided that with respect to any Section 409A Award for a U.S. Taxpayer any such trust will be established in compliance with Section 409A.

(j) Successors. All obligations of the Corporation under the Plan with respect to Awards shall be binding on any successor to the Corporation, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(k) Application of Funds. The proceeds received by the Corporation from the sale of Shares pursuant to Awards shall be used for general corporate purposes.

(l) Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate the conflict or inconsistency.

(m) Headings. The headings of Sections in the Plan are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(n) Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to the unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(o) Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation.

(p) Governing Law. The Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the applicable federal laws of Canada.

APPENDIX C

BOARD MANDATE

CORPORATE GOVERNANCE POLICY

BOARD MANDATE & DIVISION OF RESPONSIBILITIES BETWEEN THE BOARD OF
DIRECTORS & MANAGEMENT

POLICY STATEMENT

The purpose of this document is to clarify the respective governance and management roles and responsibilities of the Board and management.

BOARD OF DIRECTORS

The Board is responsible for the supervision of management of the Corporation’s business and its affairs. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders. The Board Mandate, which includes the terms of reference of the Board and individual directors, sets out the purpose, procedures and organization, and responsibilities and duties of the Board and its committees.

The Board has the responsibility to review and approve the stated missions of the business, its objectives and goals, and the strategy by which it proposes to reach those goals.

The initiative for developing corporate strategy comes from management. The Board has the power to make suggestions and participates in the discussion of the strategy, responds to and contributes ideas and approves or amends the strategy. However, management leads this process. The Board is responsible for monitoring management’s success in implementing the strategy.

The role of the Board focuses on governance and stewardship rather than on the responsibility of management to run the day-to-day operations of the Corporation. Its role is to set corporate direction, assign responsibility to management for achievement of that direction, define executive limitations, and monitor performance against those objectives and executive limitations. In fulfilling this role, the Board will regularly review corporate objectives to ensure that they continue to be responsive to the changing business environment in which the Corporation operates.

RESPONSIBILITIES:

In order to ensure that the Board fulfills its role and is in a position to be held to account by its shareholders, the Board acknowledges its responsibility for the stewardship of the Corporation and will, with the assistance from the appropriate Committee:

1)	Define Shareholder Expectations for Corporate Performance Through Effective Communication with Shareholders

The Board will encourage effective communication between the Board and the Corporation’s shareholders, other stakeholders, and the public, the Board will determine, from time to time, the appropriate criteria for evaluating performance against shareholder expectations, and will set corporate strategic goals and objectives within this context. The Board will regularly review its criteria for the evaluation of shareholder expectations to ensure that they remain relevant to changing circumstances.

2)	Establish Strategic Goals, Performance Objectives and Operational Policies

Based on the best interests of the Corporation and the determination of long-term shareholder expectations for performance, the Board will develop broad strategic corporate objectives and establish corporate values against which corporate performance will be measured. This will include:

•	satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and ensuring that they create a culture of integrity throughout the Corporation;

•	annually approving both long-term and short-term corporate vision and strategies to maximize shareholder value and which take into account, among other things, the opportunities and risks of the business of the Corporation;

•	adopting a written code of business conduct and ethics, applicable to the Corporation’s directors, officers and employees, and monitoring compliance with the code;

•	reviewing and approving management’s strategic and operational plans to ensure they are consistent with long-term and short-term vision;

•	setting annual targets against which to measure corporate and executive performance;

•	ensuring that appropriate internal control and management information systems are in place for the Corporation;

•	ensuring that executive compensation is linked appropriately to corporate performance; and

•	ensuring that a process is in place with respect to the appointment, development, evaluation and succession of senior management.

3)	Delegate Management Authority to the Chief Executive Officer

The Board will delegate to the Chief Executive Officer the authority to manage and supervise the business of the Corporation, including making of all decisions regarding the Corporation’s operations that are not specifically reserved to the Board under the terms of this Mandate and appropriate law and regulation.

The Board will determine what, if any, executive limitations may be required in the exercise of the authority delegated to management, and in this regard will approve operational policies within which management will operate.

It is the Board’s responsibility to hire, evaluate and discharge the Chief Executive Officer.

4)	Monitor Corporate Performance

The Board will understand, assess and monitor the principal risks of all aspects of the business in which the Corporation is engaged and, while recognizing that business decisions require the Corporation to incur a level of risk which achieves a proper balance between the risk incurred and the potential return to shareholders, will ensure the implementation of systems to manage the principal risks of the Corporation.

The Board will also monitor corporate performance against both short-term and long-term strategic plans, annual performance targets, compliance with Board policies and the effective management of risk.

5)	Establish Appropriate Board Processes

The Board will develop procedures relating to the conduct of its business and the fulfillment of the responsibilities of the Board. Processes may include those related to the conduct of directors, compliance and Board meeting procedures, Board agenda formulation, management reporting, and evaluation of Board performance. The Board, through its Corporate Governance and Nominating Committee, will ensure that all directors receive a comprehensive orientation permitting them to understand the roles of the Board and its committees, their roles as directors and the nature and operation of the Corporation’s business. The Board, through its Corporate Governance and Nominating Committee, will also encourage directors to participate in continuing education.

BOARD STRUCTURE and GUIDELINES

1. The Board will be comprised of a majority of independent directors, as defined by securities regulatory authorities and stock exchanges in Canada and the United States of America.

2. All directors will stand for election every year.

3. When the Chief Executive Officer also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair or lead director.

4. Every year the Board will review and approve a strategic plan, an annual operating plan and a budget for the Corporation, and conduct periodic reviews of progress.

5. The Board will establish three committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. These committees will consist entirely of independent directors. The Board will appoint all chair and committee members and will develop and review from time to time a position description for the chair of each committee.

6. The Board will be responsible for ensuring the development of a written charter for each of its committees that establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure and operations (including any authority to delegate to individual members or subcommittees), and the manner of reporting to the Board. In addition, each committee will have authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.

7. The Board will meet on a quarterly basis or as deemed appropriate.

8. The Board does not believe it should establish term limits.

9. The independent directors will hold quarterly meetings at which non-independent directors and members of management will not be in attendance. These meetings will conclude with a discussion with the Chief Executive Officer on each occasion.

10. The Corporate Governance and Nominating Committee will be responsible for developing the Corporation’s approach to corporate governance principles and guidelines specifically applicable to the Corporation.

11. The Corporate Governance and Nominating Committee will annually evaluate the effectiveness of the Board and of the effectiveness of all committees.

12. In conjunction with the Corporate Governance and Nominating Committee, the Board will consider what competencies and skills the Board as a whole should possess, what competencies and skills each director possesses, and the size of the Board.

13. The Chair of the Board will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of item(s) on the agenda.

14. Whenever feasible, directors will receive materials seven days in advance of meetings for items to be acted upon. Management will make every attempt to see that the material is as succinct as possible while providing the desired information.

15. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if an officer or director of the Corporation served on the Board of Company X and an officer or director of Company X served on the Corporation’s Board, or if a major supplier or customer served on the Corporation’s Board.)

16. Directors are required to own at least 2,000 shares of the Corporation’s stock within one year of election and 5,000 shares within three years of election.

17. A report on succession planning and management development will be provided annually by the Chief Executive Officer to the Board.

18. No director shall be a potential or actual representative of, or hold an executive position or directorship with, interests that may have reason to make an unsolicited or hostile attempt to acquire a controlling interest in the Corporation or its subsidiaries. Neither shall any director have vested interests in benefits from external intervention in the Corporation’s affairs.

19. The Corporate Governance and Nominating Committee will establish a director’s questionnaire designed to assure that Board members have the requisite qualifications and have no conflicts of interests. In addition, each director will be required to adopt and support the Corporation’s ethics policy.

EXPECTATIONS and CONDUCT OF ALL MEMBERS OF THE BOARD

1. Board members know and understand the Corporation’s vision, strategic precepts, strategic plan and operating plan, and understands the corresponding corporate policies.

2. A Board member’s actions reflect his/her understanding of the Corporation’s vision, strategic precepts, strategic plan and operating plan in his/her discussion and actions on key issues throughout the year.

3. Board meetings are conducted in a manner that ensures open communication, meaningful participation and timely resolution of issues. The proceedings of meetings are held in strict confidence and not divulged to outsiders.

4. Board members are diligent in preparing for meetings and have adequate time available to perform their duties as directors.

5. Board members will not enter into relationships with the Corporation that would in any way compromise them being designated as independent directors.

6. Board members have complete access to the Corporation’s senior executives. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operations of the Corporation and that such contact, if in writing, be copied to the Chief Executive Officer and Chair. Specific requests and action items should be requested through the office of the Chief Executive Officer.

7. In tracking the Corporation’s performance, the Board regularly considers the performance of peer companies.

8. Attendance is essential to the good performance of the Board process. Therefore, Board Members are expected to attend all meetings of the Board, whether in person or via teleconference, but in any event, not less than 75 percent of the meetings.

FEEDBACK

The Corporation’s shareholders may provide written input and comments to the Board by forwarding same to the General Counsel at the Corporation’s U.S. headquarters.

CHAIR OF THE BOARD

The Chair of the Board is accountable to the Board for the fulfillment of the responsibilities of the office of Chair as outlined in the Corporation’s by-laws and will lead the Board in establishing effective corporate governance processes and practices.

Role/Responsibilities:

The role and responsibilities of the Chair of the Board will include:

•	assuming principal responsibility for the operation and functioning of the Board;

•	providing overall leadership to the Board without limiting the principle of collective responsibility and the ability of the Board to function as a unit;

•	fulfilling his or her Board leadership responsibilities in a manner that will ensure that the Board is able to function independently of management. This should include ensuring that the appropriate procedures are in place for the Board to meet regularly without management present, and to allow for directors to engage outside advisors at the expense of the Corporation in appropriate circumstances, subject to the approval of the Corporate Governance and Nominating Committee;

•	consulting with the Board and the Secretary to set Board agendas that are based on the responsibilities of the Board and reflect current priorities;

•	chairing Board meetings effectively, including ensuring that appropriate briefing materials are delivered in a timely fashion, encouraging full participation and discussion by individual directors, stimulating debate, facilitating consensus, and ensuring that clarity regarding decisions is reached and duly recorded;

•	requesting that another director chair a particular meeting, or a particular agenda item should the Chair determine that in the interests of making a proposal to the Board in his/her role as Chair, he/she would not be the most effective chair of that particular meeting, or that particular agenda item;

•	ensuring compliance with the governance policies of the Board regarding conduct of Board meetings, managing and reporting information and other policies related to the conduct of the Board’s business; and

•	taking a leadership role in ensuring effective communication and relationships among the Corporation, shareholders, stakeholders and the general public.

CHIEF EXECUTIVE OFFICER

The Chief Executive Officer is delegated the authority to supervise the business and affairs of the Corporation, subject to the direction of the Board and the executive limitations established by the Board. This delegation shall include the authority to make all decisions on behalf of the Corporation that do not require shareholder approval, or have not been reserved by the Board to itself or to a Committee of the Board, under the terms of this Mandate.

All Board authority delegated to management is delegated through the Chief Executive Officer, so that all authority and accountability of management, unless otherwise stated in this Mandate, is considered to be the authority and accountability of the Chief Executive Officer. This shall not be interpreted as precluding interaction among the members of the Board and senior management, and relates solely to the accountability link between the Board and the Chief Executive Officer.

The Chief Executive Officer shall have the authority to delegate operational decision making as he/she may determine as necessary and appropriate for the effective operation of the business. In this regard, the Chief Executive Officer shall put in place a delegation of operational authority policy within the organization.

Role/Responsibilities:

The role and responsibilities of the Chief Executive Officer will include:

•	developing and recommending corporate strategies, and business and financial plans for the approval of the Board;

•	managing the operations of the business in accordance with the strategic direction set by the Board and within operational policies as approved by the Board in relation to the conduct of the business;

•	reporting management information back to the Board in a manner and time so that the Board may effectively monitor and evaluate corporate performance against stated objectives and within executive limitations; including:

•	submitting monitoring and performance information required by the Board in a timely and accurate fashion, and based on industry benchmarked standards;

•	ensuring that the Board is aware of relevant trends, anticipated adverse media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made; and

•	advising the Board if, in the Chief Executive Officer’s opinion, the Board is not in compliance with its own policies, or legal and/or regulatory requirements, in particular, in the case of behavior of one or more directors which is detrimental to best interests of the Corporation or to the working relationship between the Board and the Chief Executive Officer;

•	developing a list of risk factors and informing the Board of what mechanisms are in place to address the identified risks;

•	providing the Board with information, both internal and external, that the Board may require in order to make fully-informed decisions regarding policies governing the operation of the business;

•	dealing with the Board as whole except when:

(a) fulfilling individual requests for information; or

(b) responding to officers or committees duly charged by the Board; and

•	reporting in a timely manner on actual or anticipated non-compliance with any Board approved policy or decision.

The Chief Executive Officer will be evaluated on the following criteria:

1. Leadership:  Leads the Corporation based on its vision, mission and values so that they are widely understood, widely supported, consistently applied and effectively implemented and ensures that practices are consistent with the strategic plan.

2. Strategic Planning:  Ensures the development of and gains Board approval for a strategic plan that meets the needs of stockholders, customers, employees and all corporate stakeholders; ensures consistent and timely progress toward strategic objectives; obtains and allocates resources consistent with strategic objectives.

3. Financial Results:  Establishes Board-approved appropriate annual and longer-term financial objectives and manages consistently to achieve these goals; ensures that appropriate systems are maintained to protect assets and maintain effective control of operations.

4. Succession Planning:  Develops, attracts, retains, motivates, manages and is accountable for an effective top management team capable of achieving objectives; provides for a detailed, written management succession plan.

5. Human Resources:  Ensures the development of effective recruitment, training, retention and personnel communications plans and programs to provide and motivate the necessary human resources to achieve objectives; establishes and monitors programs to provide equal opportunity employment for all employees.

6. Communications:  Serves as chief spokesperson, communicating effectively with stockholders and all internal and external stakeholders.

7. External Relations:  Ensures that the Corporation and its operating units contribute appropriately to the well being of their communities and industries. Represents the Corporation in community and industry affairs.

8. Board and Stockholder Relations:  Works closely with the Board and stockholders to keep them fully informed on all important aspects of the status and development of the Corporation. Facilitates the Board’s governance, composition and committee structure. Implements Board policies and recommends policies for Board consideration.

TLC VISION CORPORATION
PROXY
Annual and Special Meeting of Shareholders of TLC Vision Corporation
to be held on June 19, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TLC VISION CORPORATION
     The undersigned shareholder of TLC Vision Corporation (“TLC Vision”) hereby appoints James B. Tiffany, President and Chief Operating Officer of TLC Vision, or, failing him, Brian L. Andrew, General Counsel and Secretary of TLC Vision, or instead of any of the foregoing,                                         , as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of TLC Vision to be held on June 19, 2009 at 10:00 a.m., Eastern Time, at the offices of Torys LLP, 79 Wellington Street West, 33rd Floor, Toronto, Ontario, and at all adjournments thereof, upon the following matters:

1.	TO VOTE FOR all nominees (except as marked to the contrary) ☐	WITHHOLD VOTE FOR all nominees ☐
     or, if no specification is made, vote FOR the election of the following directors for the ensuing year:

Dr. Michael DePaolis	Dr. Richard Lindstrom
Jay T. Holmes	Warren S. Rustand
Gary F. Jonas	Toby S. Wilt
Olden C. Lee

Provided that the undersigned wishes to withhold vote for the following directors:

2. TO VOTE FOR ☐	AGAINST	☐
	ABSTAIN	☐

or, if no specification is made, vote FOR a resolution approving the TLC Vision Corporation 2009 Long-Term Incentive Plan.

3. TO VOTE FOR ☐	AGAINST	☐
	ABSTAIN	☐

or, if no specification is made, vote FOR a resolution approving a one-time stock option exchange program for employees.

4. TO VOTE FOR ☐	AGAINST	☐
	ABSTAIN	☐

or, if no specification is made, vote FOR a resolution approving the amendment of the TLC Vision Corporation Amended and Restated Share Option Plan (as the same may be amended and restated as the TLC Vision Corporation 2009 Long-Term Incentive Plan) to increase the aggregate number of common shares reserved for issuance under the plan in the event that shareholders do not approve the resolution referred to above in item 3.

5. TO VOTE FOR ☐ WITHHOLD ☐

or, if no specification is made, vote FOR the continued appointment of Ernst & Young LLP as auditors of TLC Vision and authorizing the directors to fix the remuneration of the auditors; and

6. In the discretion of the proxy holder, such other business as may properly come before the meeting. The shares represented by this proxy will be voted as directed. If no direction is indicated as to any item(s), they will be voted FOR such item(s).

EXECUTED on the day of , 2009

Number of Common Shares

Signature of Shareholder

Name of Shareholder
(Please print clearly)

* Please see other side for notes on how to use this proxy.

NOTES:

1.	A shareholder has the right to appoint a person to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint. Such other person need not be a shareholder.

2.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation, c/o CIBC Mellon Trust Company, Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (Facsimile No. (416) 368-2502) not later than 5:00 p.m. (Eastern time) on June 17, 2009, or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned meeting.

3.	If an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

4.	Reference is made to the accompanying management information circular (which is also a proxy statement under U.S. law) for further information regarding completion and use of this proxy and other information pertaining to the meeting. Before completing this proxy, non-registered holders should carefully review the section in the accompanying management information circular entitled “Non-Registered Shareholders” and should carefully follow the instructions of the securities dealer or other intermediary who sent this proxy.

5.	If this proxy is not dated in the space provided, it is deemed to bear the date on which it is mailed.

6.	If a share is held by two or more persons, any one of them present or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.